Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

JOHNSON & JOHNSON,

CHARM MERGER SUB, INC.

and

AMBRX BIOPHARMA, INC.

Dated as of January 5, 2024

-i-

TABLE OF CONTENTS

(Continued)

-ii-

TABLE OF CONTENTS

(Continued)

Annexes

A – Certificate of Incorporation of the Surviving Corporation

-iii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 5, 2024 by and among Johnson & Johnson, a New Jersey corporation (“Parent”), Charm Merger Sub, Inc., a Delaware corporation and a direct or indirect wholly owned Subsidiary of Parent (“Merger Sub”), and Ambrx Biopharma, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties intend that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent, and pursuant to the Merger each outstanding share of common stock, par value $0.0001 per share, of the Company (the “Company Shares”) (other than Canceled Company Shares and Dissenting Company Shares) will be converted into the right to receive the Merger Consideration;

WHEREAS, the Company Board has (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, for the Company to enter into this Agreement and consummate the Transactions, (b) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Transactions upon the terms and subject to the conditions contained herein, (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the Company Stockholders adopt this Agreement and (d) directed that this Agreement and the Transactions be submitted to the Company Stockholders for approval and adoption thereby;

WHEREAS, the Board of Directors of each of Parent and Merger Sub have (a) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and consummate the Transactions and (b) approved the execution and delivery by Parent and Merger Sub, respectively, of this Agreement, the performance by Parent and Merger Sub of their respective covenants and agreements contained herein and the consummation by Parent and Merger Sub, respectively, of the Transactions upon the terms and subject to the conditions contained herein;

WHEREAS, Parent, in its capacity as sole stockholder of Merger Sub, will approve and adopt this Agreement by written consent immediately following its execution;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the Transactions and to prescribe certain conditions with respect to the consummation of the Transactions; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, certain key employees have entered into certain agreements with the Company.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” shall mean any confidentiality agreement containing provisions limiting the disclosure and use of non-public information of or with respect to the Company that contains confidentiality provisions that are not, in the aggregate, less favorable to the Company than the terms of the Confidentiality Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of or amendment or modification to Acquisition Proposals.

“Acquisition Proposal” shall mean any offer, proposal or indication of interest (other than an offer, proposal or indication of interest by Parent or Merger Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions resulting in: (a) any acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act) of beneficial ownership of more than twenty percent (20%) of the outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act) beneficially owning more than twenty percent (20%) of the outstanding voting securities of the Company; (b) any merger, consolidation, business combination, recapitalization, reorganization or other similar transaction involving the Company or its Subsidiaries (i) pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold, directly or indirectly, equity interests in the surviving or resulting entity of such transaction representing more than twenty percent (20%) of the voting power of the surviving or resulting entity or (ii) as a result of which the Company Stockholders (as a group) immediately prior to the consummation of such transaction would hold, directly or indirectly, equity interests in the surviving or resulting entity of such transaction representing less than eighty percent (80%) of the voting power of the surviving or resulting entity; or (c) any sale or disposition of more than twenty percent (20%) of the assets of the Company and its Subsidiaries on a consolidated basis (determined on a fair market value basis); provided, however, the Transactions shall not be deemed an Acquisition Transaction in any case.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Transactions.

“Balance Sheet” shall mean the Company’s unaudited balance sheet as of September 30, 2023 (the “Balance Sheet Date”), including the footnotes thereto, included in the Company’s Quarterly Report on Form 10-Q for the quarter ended on the Balance Sheet Date and filed with the SEC prior to the execution of this Agreement.

“Bayh-Dole Act” shall mean the Patent and Trademark Law Amendments Act of 1980, codified at 35 U.S.C. §§ 200-212, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401.

“Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act.

“Code” shall mean the Internal Revenue Code of 1986.

“Company Board” shall mean the Board of Directors of the Company.

“Company Equity Awards” shall mean, collectively, the Company Options and the Company RSU Awards.

“Company ESPP” shall mean the Ambrx Biopharma, Inc. Amended and Restated 2021 Employee Share Purchase Plan, as it may be amended from time to time.

“Company Intellectual Property Rights” shall mean all Intellectual Property Rights owned (or purported to be owned) by or licensed (or purported to be licensed) to the Company or any of its Subsidiaries, solely or jointly with any other Person.

“Company Material Adverse Effect” shall mean any change, occurrence, effect, event, circumstance or development (each an “Effect”, and collectively, “Effects”), that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, Liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effect to the extent resulting from, attributable to or arising out of any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Effect to the extent resulting from, attributable to or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred, except, in the case of clauses (a) through (f) below, to the extent any such Effect disproportionately affects the Company and its Subsidiaries relative to other companies operating in any industry or industries in which the Company or its Subsidiaries operate, in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has occurred a “Company Material Adverse Effect”:

(a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(b) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(c) conditions (or changes in such conditions) in the pharmaceutical or biotechnology industries;

(d) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(e) earthquakes, hurricanes, tsunamis, tornadoes, floods, epidemics, pandemics (including COVID-19), mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(f) changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

(g) the announcement of this Agreement or the Transactions, including the identity of Parent, and, to the extent resulting therefrom, any stockholder litigation alleging breach of fiduciary duties or inadequate disclosure;

(h) (i) any actions taken by Parent or any of its controlled Affiliates or (ii) any action taken or omitted to be taken by the Company (A) to which Parent has consented in writing, (B) upon the written request of Parent or (C) that is expressly required or prohibited (as applicable) by the terms of this Agreement; provided that clause (C) shall not apply to any action taken or omitted to be taken pursuant to Section 5.1; or

(i) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition).

“Company Option” shall mean any option to purchase Company Shares outstanding under a Company Stock Plan or otherwise.

“Company Owned Intellectual Property Rights” shall mean all Intellectual Property Rights owned (or purported to be owned) by or exclusively licensed (or purported to be exclusively licensed) to the Company or any of its Subsidiaries, solely or jointly with any other Person.

“Company Preferred Stock” shall mean the preferred stock, par value $0.0001 per share, of the Company.

“Company Product” shall mean (a) the Company or any of its Subsidiaries’ expanded genetic code technology platform, including all processes relating to the use of such platform and (b) any product or service that is being researched, tested, developed, designed, manufactured, marketed, sold, commercialized, offered, made available, exclusively licensed, distributed or branded by or on behalf of the Company or any of its Subsidiaries, solely or jointly with any other Person.

“Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Company RSU Award” shall mean any award of restricted stock units outstanding under a Company Stock Plan or otherwise.

“Company Stock Plan” shall mean each of the Ambrx Biopharma, Inc. Amended and Restated 2021 Equity Incentive Plan, and the Ambrx Biopharma, Inc. Second Amended and Restated 2016 Equity Incentive Plan, in each case, as amended from time to time.

“Company Stockholders” shall mean holders of Company Shares in their capacity as such.

“Consent” shall mean any approval, consent, license, ratification, permission, waiver, order or authorization (including from any Governmental Authority).

“Continuing Employee” shall mean each employee of the Company or any of its Subsidiaries who, as of the Effective Time, continues his or her employment with the Surviving Corporation or any of its Subsidiaries.

“Contract” shall mean any legally binding contract, subcontract, agreement, obligation, license, sublicense, note, bond, mortgage, indenture, deed of trust, franchise, lease, sublease, loan, credit agreement or other instrument.

“DOJ” shall mean the United States Department of Justice or any successor thereto.

“Environmental Law” shall mean all Laws relating to the environment, preservation or reclamation of natural resources, the presence, management, registration, labeling, transport or Release of, or exposure to, hazardous or toxic substances, to human health and safety, to protection of the climate or the emission of greenhouse gases, or to sustainability matters, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), Regulation (EC) No. 1907/2006 concerning the Registration, Evaluation, Authorisation and Restriction of Chemicals, the Regulation (EU) 2017/745 on Medical Devices and the Directive on the restriction on the use of certain hazardous substances (Directive 2011/65/EU), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, or any successor statute.

“ERISA Affiliate” shall mean any Person which is (or at any relevant time was or will be) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliate service group” with the Company as such terms are defined in Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, or any successor statute, rules and regulations thereto.

“FDA” shall mean the United States Food and Drug Administration or any successor thereto.

“Fraud” shall mean the actual, knowing and intentional fraud of any Person in connection with the representations and warranties set forth in Article III and Article IV.

“FTC” shall mean the United States Federal Trade Commission or any successor thereto.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Good Clinical Practices” shall mean applicable ethical and scientific quality standards for designing, conducting, recording and reporting trials that involve the participation of human subjects, as well as conflicts of interest and financial disclosures associated with such trials, including FDA regulations in 21 C.F.R. Parts 50, 54, and 56, and any other comparable applicable Law of the FDA or any other Governmental Authority.

“Good Laboratory Practices” shall mean the FDA regulations in 21 C.F.R. Part 58 and any other comparable applicable Law of the FDA or any other Governmental Authority, in each case as may be updated from time to time.

“Good Manufacturing Practices” shall mean the good manufacturing practices required by the FFDCA, and the regulations promulgated thereunder by the FDA at 21 C.F.R. Parts 210 and 211, for the manufacture and testing of pharmaceutical materials, and comparable Law related to the manufacture and testing of pharmaceutical materials in jurisdictions outside the U.S., including the quality guideline promulgated by the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use designated ICH Q7A, titled “Q7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients” and the regulations promulgated thereunder, in each case as they may be updated from time to time.

“Governmental Authority” shall mean (a) any government, (b) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (c) any court, tribunal, judicial body, or an arbitrator or arbitration panel, or (d) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (a) through (d) whether supranational, national, federal, state, county, municipal, provincial, and whether local, domestic or foreign. For the avoidance of doubt, Governmental Authority includes the FDA and any other domestic or foreign entity that regulates or has jurisdiction over the development, quality, identity, strength, purity, safety, efficacy, testing, manufacturing, marketing, distribution, sale, storage, pricing, import or export of any Company Product.

“Hazardous Substance” shall mean (a) any material, substance or waste that is regulated or that can result in Liability under Environmental Law and (b) petroleum and its by-products, asbestos, polychlorinated biphenyls, per- and poly-fluorinated substances, radon, mold, urea formaldehyde insulation, silica, chlorofluorocarbons, and all other ozone-depleting substances.

“Health Care Laws” shall mean the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.) (the “FFDCA”), the Public Health Service Act (42 U.S.C. § 201 et seq.), the Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the Civil False Claims Act (31 U.S.C. § 3729 et seq.), the criminal False Statements Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion Laws (42 U.S.C. § 1320a-7), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), federal Medicare and Medicaid statutes, each of their state and local counterparts or equivalents, each of their foreign and international equivalents, in each case as amended, and the regulations, rules, guidelines, guidance documents, advisory opinions, and requirements promulgated thereunder, in each case as may be binding, applicable, and in effect from time to time.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or any successor statute, rules and regulations thereto.

“Incidental Contracts” shall mean (a) shrink-wrap, click-wrap and off-the-shelf Contracts for commercially available Software, technology or services that are generally available on nondiscriminatory pricing terms and (b) non-disclosure agreements, clinical trial agreements, supply agreements, materials transfer agreements, and other Contracts in which the grant of rights to use Intellectual Property is incidental and not material to performance under any such Contract, in each case, entered into in the ordinary course of business consistent with past practice.

“Intellectual Property” shall mean all intellectual property, regardless of form, including: (a) published and unpublished works of authorship, including audiovisual works, collective works, Software, programs, code (including source code and object code), compilations, derivative works, websites, literary works and mask works (“Works of Authorship”); (b) rights in proprietary inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (“Inventions”); (c) words, names, symbols, devices, designs, slogans, logos, trade dress and other designations, and combinations of the preceding items, used to identify or distinguish the origin of a business, good, group, product, or service or to indicate a form of certification (“Trademarks”); (d) trade secrets, confidential or proprietary information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, business plans, including with respect to regulatory filings relating to investigational or approved medicines or medical devices, Drug Master Files (DMFs), and the like (collectively, “Trade Secret”); (e) rights in data, including data in databases and data collections (including preclinical and clinical trial data, knowledge databases, customer lists, and customer databases) (collectively, “Data”); (f) improvements, derivatives, modifications, enhancements, revisions and releases relating to any of the foregoing; (g) rights in the foregoing and in any other similar intangible assets; and (h) Internet domain names, URLs, user names and social media identifiers, handles and tags (“Internet Properties”).

“Intellectual Property Rights” shall mean all U.S. and foreign common Law and statutory intellectual property rights in or arising out of any of the following in any jurisdiction: (a) Works of Authorship, including rights granted under the U.S. Copyright Act or analogous foreign common Law or statutory regime; (b) Inventions, including rights granted under the U.S. Patent Act or analogous foreign common Law or statutory regime, including industrial designs, and improvements thereto (whether or not patentable), patents and patent applications (including all reissues, renewals, divisionals, continuations, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, post-grant oppositions, substitutions and extensions (including supplemental protection certificates) thereof); (c) Trademarks, including rights granted under the Lanham Act or analogous foreign common Law or statutory regime, including any registrations and applications for registration thereof, and all goodwill associated therewith; (d) Trade Secrets, including rights granted under the Uniform Trade Secrets Act, Defend Trade Secrets Act of 2016 or analogous foreign common Law or statutory regime; (e) Internet Properties, including any registrations and applications for registrations thereof; (f) Data; (g) all past, present, and future claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing, including all rights to sue or recover and retain damages, costs or attorneys’ fees; and (h) all other intellectual property or proprietary rights, including moral rights, now known or hereafter recognized in any jurisdiction. For the avoidance of doubt, Intellectual Property Rights include Registered Intellectual Property Rights.

“Intervening Event” shall mean an Effect that (a) was not known to the Company Board prior to the date of this Agreement or, if known, the material consequences of which were not reasonably foreseeable by the Company Board as of the date of this Agreement and (b) does not relate to an Acquisition Proposal.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“IT Systems” shall mean computers, Software, middleware, firmware, servers, workstations, routers, hubs, switches, data communications lines, all other information technology equipment and other information technology hardware and infrastructure, including any “Infrastructure-as-a-Service” or “Platform-as-a-Service” or other cloud or hybrid cloud services, and all associated documentation, in each case, used by the Company or any of its Subsidiaries.

“Knowledge” shall mean, (a) with respect to the Company, the actual knowledge of any of the individuals listed on Section 1.1(a) of the Company Disclosure Letter after reasonable inquiry with respect to any matter in question; and (b) with respect to Parent or Merger Sub, the actual knowledge of the individuals listed on Section 1.1 of the letter delivered by Parent to the Company on the date of this Agreement (the “Parent Disclosure Letter”) after reasonable inquiry with respect to any matter in question.

“Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any (a) civil, criminal or administrative actions, complaints, demands, subpoenas, claims or suits or (b) litigations, arbitrations, mediations, investigations, inquiries, examinations, audits or other proceedings, in each of (a) and (b), before any Governmental Authority.

“Liabilities” shall mean any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, encumbrance or other restriction of similar nature (including any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“NASDAQ” shall mean The NASDAQ Global Select Market.

“NYSE” shall mean the New York Stock Exchange.

“Open Source Software” shall mean Software licensed to the Company or any of its Subsidiaries pursuant to (a) any license that is, or is substantially similar to a license, approved by the Open Source Initiative (www.opensource.org), (b) any license under which Software is licensed or distributed as “free software”, “open source software” or under similar terms or (c) a license that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to modify, make derivative works of, or reverse-engineer (other than as prohibited under Law) any such other Software or (iv) a requirement that such other Software be redistributable by other licensees.

“Order” shall mean any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Participant” shall mean any current or former director, officer or employee of the Company or any of its Subsidiaries or any current or former independent contractor providing services to the Company or any of its Subsidiaries.

“Permit” shall mean franchises, grants, authorizations, establishment registrations, licenses, permits, easements, variances, exceptions, Consents, certificates, approvals and Orders of any Governmental Authority.

“Permitted Liens” shall mean any of the following: (a) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings by the Company and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s, landlords’ or other Liens arising or incurred in the ordinary course of business relating to obligations which are not yet due or payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (c) with respect to real property, (i) easements, covenants and rights-of-way (unrecorded and of record) and other similar non-monetary encumbrances and (ii) zoning, entitlements, conservation, building and other land use and environmental restrictions or regulations promulgated by Governmental Authorities, in each case of clauses (i) and (ii), that are not presently violated and that do not materially detract from the value or marketability of the real property to which it relates or materially impair the ability of the Company or the Subsidiaries to use or operate the real property to which it relates; (d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security Laws; (e) with respect to leased personal property, the terms and conditions of the lease applicable thereto; and (f) with respect to Intellectual Property Rights, non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Personal Data” shall mean (a) any information relating to an identified or identifiable natural person or that is reasonably capable of being used to identify a natural person, including a person’s name, address, phone number, fax number, e-mail address, social security number or other government-issued identifier and (b) any data or information defined as “public data”, “personal information”, “personally identifiable information”, “nonpublic personal information” or “individually identifiable health information” under any applicable Law.

“Plan” shall mean each (a) “employee benefit plan” as that term is defined in Section 3(3) of ERISA (whether or not subject to ERISA) and (b) employment, individual independent contractor, individual consulting, pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus, incentive, disability, medical, vision, dental, health, life insurance, fringe benefit or other compensation or benefit plan, program, agreement, arrangement, policy, trust, fund or contract, whether written or unwritten, in each case, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates or with respect to which the Company or any of its Subsidiaries may have any Liability, whether actual or contingent.

“Privacy and Data Security Requirements” shall mean: (a) any Laws regulating the collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, processing, linking, transferring or storing of Personal Data, including the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act, the European Union General Data Protection Regulation (EU) 2016/679 (the “GDPR”), any other Laws implementing the GDPR into national Law and Japan’s Act on the Protection of Personal Information; (b) obligations under all Contracts to which the Company or any of its Subsidiary is a party or is otherwise bound to the extent relating to the collection or processing of Personal Data; (c) all of the Company’s and its Subsidiaries’ written internal or publicly posted policies and representations to the extent relating to the collection, use, disclosure, transfer, storage, maintenance, retention, deletion, disposal, modification, linkage, protection or processing of Personal Data.

“Registered Intellectual Property Rights” shall mean all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Authority in any jurisdiction.

“Release” shall mean any release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into or through the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property.

“Reorganization Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of September 11, 2023, by and among the Company, the Predecessor Registrant and Ambrx Merger Sub Inc.

“Representative” shall mean with respect to any Person, its directors, officers or other employees, Affiliates, or any investment banker, attorney or other agent or representative retained by such Person.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, or any successor statute, rules or regulations thereto.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, or any successor statute, rules or regulations thereto.

“Security Incident” shall mean any unauthorized access, acquisition, use, disclosure, modification or destruction of information, including Trade Secrets and confidential Personal Data, in the possession or control of the Company or any of its Subsidiaries.

“Software” shall mean all (a) software, firmware, computer programs and applications (whether in source code, object code or other form), (b) algorithms, models and methodologies, and any software implementations thereof, (c) databases, and (d) documentation, specifications, protocols, development tools and other technology, used in supporting any of the foregoing categories.

“Subsidiary” of any Person shall mean (a) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean a bona fide, written Acquisition Proposal that did not result from a breach of Section 5.2 for an Acquisition Transaction on terms that the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisor(s), to be (a) more favorable to the Company Stockholders, from a financial point of view, than the terms of the Merger (including any adjustment to the terms and conditions proposed by Parent in response to such proposal) and (b) reasonably likely of being completed in accordance with its terms, in the case of each of clauses (a) and (b), taking into account the financial, regulatory, legal, financing and other aspects and terms of such Acquisition Proposal and the Person making such Acquisition Proposal; provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to “twenty percent (20%)” and “eighty percent (80%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “fifty percent (50%).”

“Tax” shall mean any tax or similar duty, fee, charge or assessment thereof imposed by a Governmental Authority, in each case in the nature of a tax, including any interest, penalties and additions imposed with respect to such amount.

“Tax Return” shall mean any report, declaration, return, information return, or statement filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Transactions” shall mean the Merger and the other transactions contemplated by this Agreement.

“Willful Breach” shall mean a material breach of this Agreement that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such action would reasonably be expected to be a material breach of this Agreement.

1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Anti-Bribery Laws	3.22(a)
Balance Sheet Date	1.1
Canceled Company Shares	2.7(a)(ii)
Capitalization Date	3.2(a)
Certificate of Merger	2.2
Certificates	2.8(c)
Change of Recommendation/Termination Notice	5.3(c)
Closing	2.3
Closing Date	2.3
Collaboration Agreement	3.19(a)(v)
Company	Preamble
Company Board Recommendation	5.3(a)
Company Board Recommendation Change	5.3(b)
Company Disclosure Letter	Article III
Company Equity Award Schedule	3.2(b)
Company Financial Advisor	3.11
Company Program Party	3.20(e)
Company Program Requirements	3.20(d)
Company Programs	3.20(d)
Company SEC Reports	3.7(a)
Company Securities	3.2(c)
Company Shares	Recitals
Company Stockholders’ Meeting	6.12(b)
Company Trade Secrets	3.17(i)
Confidentiality Agreement	9.4
Current D&O Insurance	6.8(b)
D&O Tail Insurance	6.8(b)
Data	1.1
DGCL	Recitals
Dissenting Company Shares	2.7(c)(i)
Effective Time	2.2
Effects	1.1
Enforceability Exceptions	3.4
Environmental Permits	3.16
Exchange Fund	2.8(b)
FFDCA	1.1
GDPR	1.1

Indemnified Persons	6.7(a)
Internet Properties	1.1
Inventions	1.1
IP Contracts	3.17(k)
Leased Real Property	3.18(b)
Material Contract	3.19(a)(xix)
Maximum Amount	6.7(b)
Merger	Recitals
Merger Consideration	2.7(a)(i)
Merger Sub	Preamble
Money Laundering Laws	3.22(b)
New Plans	6.8(b)
Old Plans	6.8(b)
Option Consideration	2.7(d)
Parent	Preamble
Parent Disclosure Letter	1.1
Paying Agent	2.8(a)
Predecessor Registrant	3.7(a)
Real Property Leases	3.18(b)
Regulatory Agency	3.20(b)
Regulatory Permits	3.20(b)
Reorganization Date	3.7(c)
RSU Consideration	2.7(e)
Specified Governmental Authority	7.2
Subsidiary Securities	3.2(e)
Surviving Corporation	2.1
Termination Date	8.1(b)(i)
Termination Fee	8.3(b)
Trade Secret	1.1
Trademarks	1.1
Uncertificated Shares	2.8(c)
Works of Authorship	1.1

1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes or Schedules, shall be deemed to refer to Articles, Sections, Annexes or Schedules of or to this Agreement, as applicable, and all references herein to “paragraphs” or “clauses” shall be deemed references to separate paragraphs or clauses of the section or subsection in which the reference occurs. The words “hereof,” “herein,” “hereby,” “herewith”, “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(d) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

(e) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(g) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(h) References to “$” and “dollars” are to the currency of the United States of America.

(i) Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.

(j) “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(k) Except as otherwise specified, (i) references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder, (ii) references to any Person include the successors and permitted assigns of that Person, and (iii) references from or through any date mean from and including or through and including, respectively.

(l) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(m) Where used with respect to information, the phrases “delivered” or “made available” to Parent or Merger Sub or its Representatives means that such information has been electronically delivered to Parent by being posted in the “data room” established by the Company, or filed with (or furnished to) the SEC by the Company or the Predecessor Registrant and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system, in each case, at least one (1) day prior to the date hereof.

(n) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(o) The word “will” shall be construed to have the same meaning as the word “shall”.

(p) The word “or” shall be disjunctive but not exclusive.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Closing. The consummation of the Merger (the “Closing”) shall take place by electronic exchange of signatures and documents as soon as practicable following the satisfaction (or waiver, if permitted by applicable Law) of the last to be satisfied of the conditions set forth in Article VII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted by applicable Law) of those conditions), and in any event no later than two (2) Business Days thereafter, or at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

2.3 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and shall take such further actions as may be required to make the Merger effective. The Merger shall become effective at the time and day of such filing and acceptance by the Secretary of State of the State of Delaware, or such later time and day as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger (such time and date being referred to herein as the “Effective Time”).

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL, including Section 259 thereof. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.7(a), the certificate of incorporation of the Company shall be amended and restated in its entirety to read in its entirety as set forth on Annex A hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b) Bylaws. At the Effective Time, subject to the provisions of Section 6.7(a), the bylaws of the Company shall be amended and restated in its entirety to be in the form of the bylaws of Merger Sub, as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be Ambrx Biopharma, Inc.), and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein, in the certificate of incorporation of the Surviving Corporation or in accordance with applicable Law.

2.6 Directors and Officers.

(a) Directors. The directors of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) Officers. The officers of the Company immediately prior to the Effective Time shall be, from and after the Effective Time, the initial officers of the Surviving Corporation until their successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Company Shares. Each Company Share that is outstanding immediately prior to the Effective Time (excluding Canceled Company Shares and any Dissenting Company Shares) shall be automatically converted into and shall thereafter represent only the right to receive cash in an amount equal to $28.00 per share (the “Merger Consideration”), without interest thereon and less any applicable withholding Taxes deductible in respect thereof pursuant to Section 2.8(e) (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 2.10).

(ii) Excluded Company Shares. Each Company Share owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub, immediately prior to the Effective Time (“Canceled Company Shares”) shall be canceled and extinguished without any conversion thereof or consideration paid therefor at the Effective Time by virtue of the Merger.

(iii) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter be deemed for all purposes to evidence ownership of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Adjustment to the Merger Consideration. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Shares or securities convertible into or exchangeable into or exercisable for Company Shares, occurring on or after the date hereof and prior to the Effective Time, the Merger Consideration, the Option Consideration and the RSU Consideration shall be equitably adjusted so as to provide any Company Stockholder and any holder of Company Equity Awards the same economic effect as contemplated by this Agreement prior to such event; provided that, in any case, nothing in this Section 2.7(b) shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all Company Shares that are issued and outstanding immediately prior to the Effective Time and held by Company Stockholders who are entitled to demand and have properly and validly demanded their statutory rights of appraisal in respect of such Company Shares in compliance in all respects with Section 262 of the DGCL (collectively, “Dissenting Company Shares”), shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 2.7(a), but instead such holder will be entitled to receive such consideration as may be determined to be due to such holder of Dissenting Company Shares pursuant to Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or otherwise lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon and less any applicable withholding Tax deductible in respect thereof pursuant to Section 2.8(e), upon surrender of such Company Shares in the manner provided in Section 2.8.

(ii) The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares and (B) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL in respect of Dissenting Company Shares. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares.

(d) Company Options. Each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether vested or unvested, shall be canceled and converted into the right to receive an amount in cash (without interest) equal to the product of (i) the aggregate number of Company Shares underlying such Company Option immediately prior to the Effective Time, and (ii) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of such Company Option, which amount shall be paid in accordance with Section 2.7(f) (the “Option Consideration”); provided that no Option Consideration shall be payable with respect to any Company Option with a per share exercise price that equals or exceeds the amount of the Merger Consideration and any such Company Option shall be canceled for no consideration.

(e) Company RSU Awards. Each Company RSU Award that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be canceled and converted into the right to receive an amount in cash (without interest) equal to the product of (i) the aggregate number of Company Shares underlying such Company RSU Award immediately prior to the Effective Time and (ii) the Merger Consideration, which amount shall be paid in accordance with Section 2.7(f) (the “RSU Consideration”).

(f) Payment in Respect of Company Equity Awards. As soon as reasonably practicable after the Effective Time (but no later than 10 Business Days after the Effective Time), Parent shall, or shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation or its applicable Subsidiary the aggregate Option Consideration and the aggregate RSU Consideration, with such amounts to be paid net of any withholding Taxes required to be deducted and withheld by applicable Laws. Notwithstanding the foregoing, to the extent that any such amounts relate to a Company Equity Award that is nonqualified deferred compensation subject to Section 409A of the Code, Parent, the Surviving Corporation or the applicable Subsidiary shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company Equity Award and that will not trigger a Tax or penalty under Section 409A of the Code.

(g) Company ESPP. On, or as soon as practicable following, the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company ESPP) has taken, or shall take, all actions necessary or appropriate to terminate the Company ESPP, effective immediately prior to the Effective Time. In addition, on or following the date of this Agreement: (i) no Offering or Purchase Period (each, as defined in the Company ESPP) under the Company ESPP shall commence; (ii) no participants may join the Company ESPP; and (iii) the Company shall take no actions to reverse the suspension of the Company ESPP prior to its termination in accordance with the foregoing.

(h) Company Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans and the Company ESPP) shall adopt such resolutions and take such other actions as may be necessary to effectuate the treatment of the Company Equity Awards and the Company ESPP pursuant to this Section 2.7. The Company shall take all actions necessary to ensure that from and after the Effective Time, none of Parent, Merger Sub or the Surviving Corporation will be required to deliver Company Shares to any Person pursuant to, upon exercise or in settlement of Company Equity Awards or in respect of the Company ESPP.

2.8 Payment for Company Securities; Exchange of Certificates.

(a) Paying Agent. Prior to the Closing Date, Parent shall designate and appoint a nationally recognized, reputable U.S. bank or trust company (the identity of which shall be subject to the reasonable prior approval of the Company) to act as the paying agent for the Company Stockholders entitled to receive the Merger Consideration pursuant to Section 2.7(a)(i) at the Effective Time (the “Paying Agent”).

(b) Exchange Fund. At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent, for payment to the Company Stockholders pursuant to the provisions of this Article II, an amount of cash equal to the aggregate consideration to which Company Stockholders are entitled under this Article II (which, for the avoidance of doubt, shall not include the Option Consideration or the RSU Consideration). Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Paying Agent, as reasonably directed by Parent (such cash amount being referred to herein as the “Exchange Fund”). Any interest and other income resulting from such investments shall be paid to Parent or the Surviving Corporation in accordance with Section 2.8(g). No investment or losses thereon shall affect the consideration to which holders of Company Shares are entitled under this Article II and to the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the amount required to promptly pay in full the cash amounts contemplated by this Article II, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make in full such payments contemplated by this Article II. The Exchange Fund shall not be used for any purpose other than as expressly provided in this Agreement.

(c) Payment Procedures. Promptly following the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding Company Shares and (ii) non-certificated Company Shares represented in book-entry form (the “Uncertificated Shares”), in each case, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.7 (A) a letter of transmittal in customary form reasonably satisfactory to the Company and Parent, and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II. Upon surrender of Certificates (or affidavits of loss in lieu thereof) for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Company Shares represented by such Certificate that were converted into the right to receive the Merger Consideration pursuant to Section 2.7, by (y) the Merger Consideration (less any applicable withholding Tax pursuant to Section 2.8(e)), and the

Certificates so surrendered shall forthwith be canceled. Notwithstanding the foregoing, upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Company Shares represented by such holder’s transferred Uncertificated Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.7, by (y) the Merger Consideration (less any applicable withholding Tax deductible in respect thereof pursuant to Section 2.8(e)), and the Uncertificated Shares so transferred shall forthwith be canceled. The Paying Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.8. Until so surrendered, outstanding Certificates and Uncertificated Shares (other than Certificates and Uncertificated Shares representing any Canceled Company Shares or Dissenting Company Shares) shall be deemed, from and after the Effective Time, to evidence only the right to receive the Merger Consideration, without interest thereon, less any applicable withholding Tax pursuant to Section 2.8(e), payable in respect thereof pursuant to the provisions of this Article II.

(d) Transfers of Ownership. In the event that a transfer of ownership of Company Shares is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate or Uncertificated Shares is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid any transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares, or established to the reasonable satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. None of Parent, Merger Sub or the Surviving Corporation shall have any liability for any such Taxes in the circumstances described in this Section 2.8(d).

(e) Required Withholding. Each of the Paying Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of Company Shares and Company Equity Awards such amounts as are required to be deducted or withheld therefrom under applicable Tax Laws. Parent shall reasonably cooperate with the Company to obtain any affidavits, certificates and other documents as may reasonably be expected to afford to the Company and its stockholders reduction of or relief from such deduction or withholding. To the extent that such amounts are so deducted and withheld, each such payor shall take all action as may be necessary to ensure any such amounts so withheld are timely and properly remitted to the appropriate Governmental Authority. Any amounts deducted and withheld under this Agreement that are timely and properly remitted to the appropriate Governmental Authority shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Paying Agent, Parent, Merger Sub, the Surviving Corporation or any other party hereto shall be liable to a holder of Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of Company Shares at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Laws, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund (including any interest or other amounts earned with respect thereto) that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any Company Stockholders who have not theretofore surrendered their Certificates or Uncertificated Shares representing such Company Shares that were issued and outstanding immediately prior to the Effective Time for exchange pursuant to the provisions of this Section 2.8 shall thereafter look for payment of the Merger Consideration payable in respect of the Company Shares formerly represented by such Certificates or Uncertificated Shares solely to Parent or the Surviving Corporation, as general creditors thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article II.

2.9 No Further Ownership Rights in Company Shares. From and after the Effective Time, all Company Shares shall no longer be outstanding and shall automatically be canceled and cease to exist, and (a) each holder of a Certificate or Uncertificated Shares theretofore representing any Company Shares (other than Dissenting Company Shares or Canceled Company Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 2.8, (b) each holder of any Dissenting Company Shares shall cease to have any rights with respect thereto, except the rights specified in Section 2.7(c) and (c) each holder of any Canceled Company Shares shall cease to have any rights with respect thereto. The Merger Consideration or the consideration specified in Section 2.7(c), as applicable, paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares. At the Effective Time, the stock transfer books of the Surviving Corporation shall be closed, and thereafter there shall be no further registration of transfers on the records of the Surviving Corporation of Company Shares that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates which immediately prior to the Effective Time represented outstanding Company Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.7 shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of a customary affidavit of that fact by the holder thereof, in the form and substance as reasonably requested by the Paying Agent, the Merger Consideration payable in respect thereof pursuant to Section 2.7; provided, however, that the Paying Agent, Parent or the Surviving Corporation may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a customary indemnity (which may include the posting of a bond in a reasonable amount) against any claim that may be made against Parent, the Surviving Corporation, the Paying Agent or any of their respective Affiliates with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.11 Necessary Further Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under, or duty or obligation with respect to, any of the property, rights, privileges, powers or franchises, or any of the debts or Liabilities, of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments, assumptions and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to continue, vest, perfect or confirm of record or otherwise any and all right, title and interest in, to and under, or duty or obligation with respect to, such property, rights, privileges, powers or franchises, or any such debts or Liabilities, in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”) or (b) any Company SEC Reports filed with or furnished to the SEC since January 1, 2021 and publicly available prior to the date hereof (excluding any disclosure under the heading “Risk Factors” or “Cautionary Statement Regarding Forward-Looking Statements” (or other disclosures to the extent predictive, cautionary or forward-looking in nature)), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Qualification.

(a) The Company is duly organized and validly existing under the Laws of the State of Delaware. Each of the Company’s Subsidiaries is duly organized and validly existing under the Laws of its respective jurisdiction of incorporation. The Company is in good standing under the laws of the State of Delaware and has all corporate power and authority to own, lease and operate its properties and assets in the manner in which they are currently owned, used or held and conduct its business as currently conducted, except for such failure to be in good standing or have such power and authority that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or to prevent, materially delay or materially impair the ability of the Company to fulfill its obligations under this Agreement or consummate the Transactions. Each of the Company’s Subsidiaries is in good standing under the laws of its respective jurisdiction of incorporation or organization (to the extent such concepts are recognized in the applicable jurisdiction) and has all corporate or similar power and authority to own, lease and operate its properties and assets in the manner in which they are currently owned, used or held and to conduct its business as currently conducted, except for such failures to be in good standing or have such power that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified and in good standing as a foreign corporation or other entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature or conduct of the business transacted by it makes such qualification necessary, except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has heretofore made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws (or similar governing documents) as currently in effect for the Company and each of its Subsidiaries. The Company is not in violation of its certificate of incorporation or bylaws, and no Subsidiary of the Company is in violation of its certificate of incorporation or bylaws (or similar governing documents) in any material respect.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 250,000,000 Company Shares and 1,000,000 shares of Company Preferred Stock. As of the close of business on January 4, 2024 (the “Capitalization Date”), (i) 63,189,227 Company Shares were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding and (iii) no Company Shares were held by the Company in its treasury. From the Capitalization Date to the execution of this Agreement, the Company has not issued any Company Shares except pursuant to the exercise of Company Options or the settlement of Company RSU Awards outstanding as of the Capitalization Date in accordance with their terms. All of the outstanding Company Shares (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable and (iii) are free of any preemptive rights or any similar right created by applicable Law, the organizational documents of the Company or any agreement to which the Company is a party or otherwise bound.

(b) As of the close of business on the Capitalization Date, (i) 7,540,673 Company Shares were subject to issuance pursuant to Company Options granted and outstanding under the Company Stock Plans, (ii) 2,278,330 Company Shares were subject to issuance pursuant to Company RSU Awards granted and outstanding under the Company Stock Plans and (iii) 5,558,079 Company Shares were reserved for future issuance under the Company Stock Plans. Section 3.2(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the Capitalization Date, of the name of each holder of Company Equity Awards, the number of Company Shares subject to each outstanding Company Equity Award held by such holder, the grant or issuance date of each such Company Equity Award, the exercise price, the expiration date of each Company Option, whether or not the applicable award was granted to such holder in his or her capacity as a current or former employee of the Company or any of its Subsidiaries and whether such award constitutes nonqualified deferred compensation subject to Section 409A of the Code (such schedule, the “Company Equity Award Schedule”). The Company shall provide

Parent with an updated Company Equity Award Schedule within three Business Days prior to the anticipated Closing to reflect any changes occurring between the Capitalization Date and the applicable date of delivery. With respect to each Company Option, the per share exercise price was equal to the fair market value (within the meaning of Section 409A of the Code) of a Company Share on the date of grant. Each Company Equity Award and the Company ESPP may by its terms be treated at the Effective Time as set forth in Section 2.7.

(c) Except for the Company Equity Awards set forth in Section 3.2(b) above, there are on the date hereof no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments requiring the Company to issue, or other obligations of the Company to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable for or with a value that is linked to (including any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or any other similar interests), capital stock or voting securities or other ownership interests in the Company (or, in each case, the economic equivalent thereof), (iii) obligations requiring the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company, including under the Company ESPP (the items in clauses (i), (ii) and (iii), together with the shares of capital stock of the Company, being referred to collectively as “Company Securities”) or (iv) obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Company Shares.

(d) There are on the date hereof no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company. All outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable securities Laws, including the Securities Act and “blue sky” Laws.

(e) The Company or another of its Subsidiaries is the record and beneficial owner of all of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company, free and clear of any Lien, which shares (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable and (iii) are free of any preemptive rights or any similar right created by applicable Law, the organizational documents of any applicable Subsidiary or any agreement to which the Company or any Subsidiary is a party or otherwise bound, and there are no irrevocable proxies with respect to any such shares. As of the date hereof, with respect to each Subsidiary of the Company, there are no securities, options, warrants, rights or other agreements or commitments or obligations, in each case, of the type described in clauses (i), (ii) and (iii) of the definition of Company Securities, with respect to any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (together with the shares of capital stock of the Subsidiaries of the Company, the “Subsidiary Securities”).

(f) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.

(g) No Company Shares (or other equity or ownership interests, including any security or other Contract convertible into or exchangeable for any such equity or ownership interest) are held by any Subsidiary of the Company.

3.3 Subsidiaries. Section 3.3 of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation and the percentage of the outstanding equity interests of each such Subsidiary owned by the Company, each of the other Subsidiaries of the Company and any third parties. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest, or any interest convertible into, exercisable for or exchangeable for any of the foregoing, in any Person.

3.4 Corporate Power; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, assuming the accuracy of the representation set forth in the first sentence of Section 4.6, to consummate the Transactions. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and, assuming the accuracy of the representation set forth in the first sentence of Section 4.6, the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no additional corporate proceedings or actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity (collectively, the “Enforceability Exceptions”). The Company Board, at a meeting duly called and held prior to the date hereof, has: (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, for the Company to enter into this Agreement and consummate the Transactions, (ii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Transactions upon the terms and subject to the conditions contained herein, (iii) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the Company Stockholders adopt this Agreement and (iv) directed that this Agreement and the Transactions be submitted to the Company Stockholders for approval and adoption thereby.

3.5 Stockholder Approval. The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Company Shares (the “Company Stockholder Approval”), at the Company Stockholders’ Meeting or any adjournment or postponement thereof, is the only vote of the holders of any class or series of the Company’s capital stock necessary under applicable Law and the Company’s certificate of incorporation and bylaws to adopt this Agreement and approve the Merger.

3.6 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder nor the consummation of the Transactions will (a) subject to the receipt of the Company Stockholder Approval, violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or similar governing documents) of the Company or any of its Subsidiaries, (b) require any Permit of, or filing with or notification to, any Governmental Authority except (i) as may be required under the HSR Act or any other Antitrust Law, (ii) the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act and the filing with the SEC of a proxy statement relating to the Company Stockholders’ Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (iii) the filing and recordation of appropriate merger documents as required by the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and the filing of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, or (iv) the applicable requirements of NASDAQ, (c) violate, conflict with, or result in a breach of any provisions of, or require any notice or Consent or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, or result in the loss of a material benefit or rights under any such Contract, (d) result in (or, with the giving of notice, the passage of time or otherwise, would result in) the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries (other than Permitted Liens or a Lien created by Parent or Merger Sub) or (e) subject to the receipt of the Company Stockholder Approval and assuming compliance with the requirements set forth in (b)(i) through (b)(iv) of this Section 3.6 and the accuracy of the representation set forth in the first sentence of Section 4.6, violate any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound, except, in the case of clauses (b) through (e), inclusive, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to prevent, materially delay or materially impair the ability of the Company to fulfill its obligations under this Agreement or consummate the Transactions.

3.7 Reports; Financial Statements; Internal Controls and Procedures.

(a) Since January 1, 2021, each of the Company and its Subsidiary and predecessor registrant, Ambrx Biopharma Cayman, Inc. (the “Predecessor Registrant”), has timely filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by it with the SEC (the “Company SEC Reports”), all of which have complied as of their respective filing dates, or, to the extent amended or supplemented prior to the date of this Agreement, as of the date of (and giving effect to) the last amendment or supplement (and in the case of registration statements, on the date of effectiveness), in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. No executive officer of the Company or the

Predecessor Registrant has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. As of their respective dates, or, to the extent amended or supplemented prior to the date of this Agreement, as of the date of (and giving effect to) the last amendment or supplement (and in the case of registration statements, on the date of effectiveness), none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub or any of their Representatives specifically for inclusion or incorporation by reference in any Company SEC Report. The Company has made available to Parent all correspondence between the Company or the Predecessor Registrant, on the one hand, and the SEC, on the other hand, since January 1, 2021 through the date hereof. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b) The audited and unaudited consolidated financial statements, including the related notes and schedules thereto, of each of the Company and the Predecessor Registrant included (or incorporated by reference) in the Company SEC Reports (i) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act) and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries, taken as a whole (or, with respect to the financial statements of the Predecessor Registrant, the Predecessor Registrant and its Subsidiaries, taken as a whole) as of their respective dates, and the consolidated income, stockholders’ equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments).

(c) (i) From January 1, 2021 through October 11, 2023 (the “Reorganization Date”), the Predecessor Registrant maintained and (ii) since the Reorganization Date, the Company has maintained: a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, which includes those policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of such Person, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of such Person’s management and board of directors; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of such Person that could have a material effect on the financial statements.

(d) (i) From January 1, 2021 through the Reorganization Date, the Predecessor Registrant maintained and (ii) since the Reorganization Date, the Company has maintained: disclosure controls and procedures as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act that are designed to ensure that all information required to be disclosed in such Person’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to such Person’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of such Person and the principal financial officer of such Person to make the certifications required under the Exchange Act with respect to such reports.

(e) The Company is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ.

(f) Except for matters resolved prior to the date hereof, since January 1, 2021, (i) none of the Company or any of its Subsidiaries or any of their respective directors or officers, nor, to the Knowledge of the Company, any of their respective employees, auditors, accountants or other Representatives has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in improper accounting or auditing practice, except as would not, individually or in the aggregate, reasonably be expected to be material to the preparation or accuracy of the Company’s (or, as applicable, the Predecessor Registrant’s) financial statements and (ii) neither has the Company nor any of its Subsidiaries identified any “material weakness” or “significant deficiency” that has not been resolved to the satisfaction of the Company’s auditors.

3.8 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities, except (a) for liabilities that are specifically and adequately reflected or reserved against in the Balance Sheet, (b) for liabilities incurred in the ordinary course of business since the Balance Sheet Date (none of which is a liability for breach of Contract, breach of warranty, tort, infringement, violation of Law or that relates to any Legal Proceeding), (c) for performance obligations on the part of the Company or any of its Subsidiaries pursuant to the terms of any Material Contract or any other Contract entered into in the ordinary course of business consistent with past practice (other than liabilities or obligations due to breaches thereunder), (d) as incurred pursuant to the terms of this Agreement and (e) as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.9 Absence of Certain Changes. Since December 31, 2022 and until the date of this Agreement, (a) the Company and its Subsidiaries have not suffered any Company Material Adverse Effect, (b) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business in all material respects and in a manner consistent with past practice in all material respects, except for the negotiation, execution, delivery and performance of this Agreement and (c) neither the Company nor any of its Subsidiaries has taken any action that would constitute a breach of Section 5.1(y) had such action been taken after the execution of this Agreement, in the case of clauses (b) and (c), except for the consummation of the transactions contemplated by the Reorganization Merger Agreement.

3.10 Proxy Statement. The Proxy Statement (including any amendment or supplement thereto), at the time first sent or given to the Company Stockholders and at the time of the Company Stockholders’ Meeting, will comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub or any of their Representatives specifically for inclusion or incorporation by reference in the Proxy Statement.

3.11 Brokers; Certain Expenses. No broker, finder, investment banker or financial advisor (other than Centerview Partners LLC (the “Company Financial Advisor”), whose fees and expenses shall be paid by the Company) is or shall be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the Transactions based upon agreements made by or on behalf of the Company, any of its Subsidiaries or any of their respective officers, directors or employees. The Company has made available to Parent true, correct and complete copies of all Contracts under which any such fees or commissions are payable and all other contracts related to the engagement of the Company Financial Advisor.

3.12 Employee Benefit and Employee Matters.

(a) Section 3.12(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Plan. With respect to each Plan, to the extent applicable, true, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) all documents constituting such Plan, including amendments thereto, or a written summary in the case of any unwritten Plan; (ii) the most recent annual report on Form 5500 filed with respect to each such Plan for which a Form 5500 filing is required by applicable Law; (iii) the most recent summary plan description for each such Plan and all related summaries of material modifications; (iv) the most recent IRS determination, notification, or opinion letter, if any, received with respect to any applicable Plan; (v) any related Contracts including trust agreements, insurance contracts, and administrative services agreements; and (vi) any material correspondence with the Department of Labor, the IRS or any other Governmental Authority.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has either received a favorable determination letter from the IRS or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status and there are no facts or circumstances that could reasonably be expected to adversely affect such qualification or cause the imposition of a liability, penalty or Tax under ERISA, the Code or other applicable Laws, (ii) each Plan and any related trust has been established, maintained and administered in compliance with its terms and all provisions of ERISA, the Code and other applicable Law, (iii) the Company, each of its Subsidiaries and, to the Knowledge of the Company, all fiduciaries are and at all times have been in compliance with all Laws relating to the Plans and the provision of compensation and benefits and (iv) other than routine claims for benefits, there are no suits, claims, proceedings, actions, governmental audits or investigations that are pending, or to the Knowledge of the Company, threatened, against or involving any Plan or asserting any rights to or claims for benefits under any Plan.

(c) No Plan is subject to Title IV or Section 402 of ERISA or Section 412 or 4971 of the Code and neither the Company nor any of its ERISA Affiliates has ever sponsored, maintained or been obligated to contribute to an employee benefit plan that is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412 or 4971 of the Code. No Plan is, and neither the Company nor any of its ERISA Affiliates has ever contributed to, or been obligated to contribute to, (i) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (as defined in 29 C.F.R. Section 4001.02) or a plan subject to Section 413(c) of the Code, (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA or applicable state Law) or (iv) a “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code) or other funded arrangement for the provision of welfare benefits.

(d) No Plan provides for post-retirement or other post-employment benefits (including welfare benefits), other than health care continuation coverage as required by Section 4980B of the Code or any similar Law or ERISA or the full cost of which is borne by the employee or former employee (or any of their beneficiaries).

(e) Except as required under this Agreement, neither the execution of this Agreement nor the consummation of the Transactions will (either alone or upon occurrence of any additional or subsequent events): (i) result in any compensation or benefits becoming due (including any retention, change in control, severance, termination, unemployment compensation or similar compensation or benefits), or increase the amount of any compensation or benefit due, to any Participant; (ii) result in any acceleration of the time of payment, funding or vesting of any compensation or benefits due to any Participant or under any Plan; (iii) directly or indirectly cause the transfer or setting aside of any material assets to fund any compensation or benefits under any Plan; or (iv) result in the payment of any amount or any benefits that could, individually or in combination with any other such payment or benefits, constitute an “excess parachute payment”, as defined in Section 280G(b)(1) of the Code, to any Participant.

(f) No Participant is entitled to any gross-up, make-whole or other additional payment from the Company or any other Person in respect of any Tax (including Federal, state, provincial, territorial, municipal, local and non-U.S. income, excise and other Taxes (including Taxes imposed under Section 4999 or 409A of the Code)) or interest or penalty related thereto.

(g) All Plans that are maintained outside of the United States that provide benefits in respect of any employee of the Company or any of its Subsidiaries who is primarily based outside of the United States (i) have been maintained in accordance with all applicable Laws, (ii) if they are intended to qualify for special tax treatment, meet all the requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect.

(h) Section 3.12(h) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of all employees of the Company and its Subsidiaries, including for each such employee, to the extent applicable: (i) name, position or job title, date of hire and work location; (ii) base salary and target bonus amount; (iii) part-time, full-time, temporary or other status; and (iv) expatriate status and visa status.

(i) Neither the Company nor any of its Subsidiaries is the subject of any ongoing or pending proceeding alleging that the Company or any of its Subsidiaries has engaged in any unfair labor practice under any Law. There is no ongoing, pending, or to the Knowledge of the Company, threatened, (i) labor strike, walkout, work stoppage, slowdown, lockout or other material labor dispute with respect to employees of the Company or any of its Subsidiaries or (ii) effort to organize or represent the labor force of the Company or any of its Subsidiaries. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, and there are no labor unions or other labor organizations representing any employee of the Company or any of its Subsidiaries.

(j) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries is in compliance with all applicable Laws relating to employment, employment practices or labor relations, including Laws relating to discrimination, paying and withholding of Taxes, hours of work, the classification of service providers and the payment of wages or overtime wages.

(k) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no investigation, review, complaint or proceeding by or before any Governmental Authority or otherwise with respect to the Company or any of its Subsidiaries in relation to the employment or alleged employment of any individual is ongoing, pending or, to the Knowledge of the Company, threatened, nor has the Company or any of its Subsidiaries received any notice indicating an intention to conduct the same.

(l) Since January 1, 2021, there has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Act of 1988 or any similar state, local or non-U.S. Law) at any single site of employment operated by the Company or any of its Subsidiaries.

(m) Since January 1, 2021, the Company and its Subsidiaries have not received, been involved in or been subject to any complaints, claims or actions alleging sexual harassment, sexual misconduct, bullying or discrimination committed by any director, officer or other managerial employee of the Company or any of its Subsidiaries or alleging a workplace culture that would encourage or be conducive to the foregoing.

3.13 Litigation. There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries that, as of the date hereof, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and as of the Closing Date, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to fulfill its obligations under this Agreement or consummate the Transactions. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to fulfill its obligations under this Agreement or consummate the Transactions.

3.14 Tax Matters.

(a) (i) The Company and each of its Subsidiaries have timely filed all material Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns) and (ii) all such Tax Returns are true, correct and complete in all material respects. The Company and each of its Subsidiaries have paid all material Taxes due and owing by any of them (whether or not shown as due on such Tax Returns).

(b) There are no audits, examinations, assessments or other proceedings pending or threatened in writing in respect of any material Taxes of the Company or any Subsidiary. No written claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its Subsidiaries has waived any statute of limitations or agreed to any extension of time with respect to a material Tax assessment or deficiency other than automatic extensions or waivers obtained in the ordinary course of business.

(c) The Company and each of its Subsidiaries have withheld and remitted all material Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder.

(d) Since January 1, 2021, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify as a transaction to which Section 355 or 361 of the Code applies.

(e) Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(f) Neither the Company nor any of its Subsidiaries is a party to any material Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes) or has any liability for a material amount of Taxes of any Person (other than the Company or any of its Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor. Neither the Company nor any of its Subsidiaries has any liability for Taxes under Section 965 of the Code.

(g) There are no Liens for any material amount of Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Permitted Liens.

(h) The Company has complied in all material respects with record maintenance requirements under Section 482 of the Code and similar provisions of foreign Tax Law in connection with related party transactions among or between the Company and one or more of its Subsidiaries (or among or between its Subsidiaries).

(i) Neither the Company nor any of its Subsidiaries has a permanent establishment or other taxable presence in any country (as determined pursuant to an applicable income tax treaty or applicable Law) other than the country of its formation. No claim has ever been made by a Governmental Authority in a jurisdiction in which the Company or its Subsidiaries does not file Tax Returns or pay Taxes that it is required to file Tax Returns or is liable to pay Taxes in such jurisdiction.

3.15 Compliance with Law; Permits. Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries is, or has been since January 1, 2021, in conflict with, in default with respect to or in violation of any Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected and (b) except with respect to Regulatory Permits, which are the subject of Section 3.20, and with respect to Environmental Permits, which are the subject of Section 3.16, (i) the Company and each of its Subsidiaries have all Permits required to conduct their businesses as currently conducted and such Permits are valid and in full force and effect, (ii) neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority threatening to revoke or suspend any such Permit and (iii) the Company and each of its Subsidiaries is in compliance with the terms of such Permits.

3.16 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) each of the Company, its Subsidiaries and their respective operations and products is, and has been at all times since January 1, 2021, in compliance with all applicable Environmental Laws; (b) each of the Company and its Subsidiaries has obtained and, as applicable, timely renewed or applied for, and is and has been since January 1, 2021 in compliance with, all Permits required under Environmental Laws (“Environmental Permits”), and no capital or other costs are necessary to achieve or maintain compliance with Environmental Laws or Environmental Permits; (c) there is no Legal Proceeding or Order relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any Leased Real Property; (d) neither the Company nor its Subsidiaries has received any written notice of, or entered into, assumed or retained (by Contract, Order, operation of Law or otherwise), any Liability relating to or arising under Environmental Laws; (e) none of the Company or its Subsidiaries is conducting or funding any investigation or remedial action relating to or arising under Environmental Law; (f) there has been no Release of or exposure to Hazardous Substances that would reasonably be expected to form the basis of any remedial action, Order or Legal Proceeding relating to Environmental Laws involving the Company or any of its Subsidiaries; and (g) the Company has provided copies of all Phase I and Phase II environmental site assessments and other written environmental reports and audits relating to the current or former real property or operations of the Company or its Subsidiaries.

3.17 Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all Company Registered Intellectual Property, together with the name of the current owner(s), the applicable jurisdictions, the application, registration or serial numbers, and registrar. For each item of Company Registered Intellectual Property, (i) the Company or a Subsidiary of the Company is the sole and exclusive owner of such item, (ii) such item of Company Registered Intellectual Property is free and clear of all Liens (other than Permitted Liens) and (iii) other than pending applications included therein, such item of Company Registered Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable. The Company and its Subsidiaries have timely made all filings and payments with Governmental Authorities as may be necessary or appropriate to preserve, maintain and protect the Company Registered Intellectual Property. Either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property Rights necessary for, or used or held for use in, the operation of their respective businesses as currently conducted in all material respects; provided that the foregoing is not a representation or warranty with respect to infringement, misappropriation or other violation of Intellectual Property Rights.

(b) No current or former employee or contractor of the Company or any Subsidiary of the Company owns any rights in or to any Company Owned Intellectual Property Rights. Each employee or contractor of the Company or any Subsidiary of the Company who is or was involved in the creation, development or invention of any material Intellectual Property Rights owned by the Company or any Subsidiary of the Company executed a valid and enforceable agreement containing a present assignment of, or otherwise assigned by operation of law, such employee’s or contractor’s rights to such material Intellectual Property Rights to the Company or such Subsidiary of the Company. No current or former employee or contractor of the Company or any of its Subsidiaries has made or threatened in writing to make any claim or challenge against the Company or any of its Subsidiaries in connection with his or her contribution to the discovery, creation or development of any Company Intellectual Property Rights, and, to the Knowledge of the Company, no circumstances exist which would reasonably be expected to lead to any such claim or challenge.

(c) Since January 1, 2019, the Company and its Subsidiaries have not received written notice from any third party challenging the validity, enforceability or ownership of any Company Intellectual Property Rights, nor is the Company or its Subsidiaries currently a party to any Legal Proceeding relating to any such challenge, except for office actions and other ex parte proceedings in the ordinary course of prosecuting or maintaining the Company Registered Intellectual Property. No such challenge or Legal Proceeding has been threatened in writing against the Company or any Subsidiary of the Company. No Company Owned Intellectual Property Rights are subject to any Order, stipulation or settlement agreement restricting the use or exploitation thereof.

(d) Since January 1, 2019, neither Company nor any of its Subsidiaries have received any written notice from any third party, and there is no other written assertion or threat from any third party, that the operation of the business of Company or any of its Subsidiaries as is currently conducted, or the Company Products, infringe, dilute, misappropriate or otherwise violate the Intellectual Property Rights of any third party. To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not, and the Company Products do not, infringe, dilute, misappropriate or otherwise violate (or will infringe, dilute, misappropriate or otherwise violate, upon the commercialization or use of any Company Products, as such Company Products currently exist) any Intellectual Property Rights of any third party.

(e) To the Knowledge of the Company, no third party is infringing, diluting, misappropriating or otherwise violating any material Company Intellectual Property Rights. The Company and its Subsidiaries are not a party to any Legal Proceeding (i) challenging the validity, enforceability or ownership of any third party Intellectual Property Rights or (ii) asserting that the operation of the business of any third party, or any third party products or services, infringes, dilutes, misappropriates or otherwise violates any Company Intellectual Property Rights.

(f) No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been used to create any material Company Owned Intellectual Property Rights, except for any such funding or use of facilities or personnel that does not result in such Governmental Authority or institution obtaining ownership rights in or licenses to use or otherwise exploit such Company Intellectual Property Rights or the right to receive royalties therefor. The owners of the Intellectual Property Rights set forth in Section 3.17(f) of the Company Disclosure Letter are in compliance with the reporting of inventions, patent filing requirements and all other applicable obligations under the Bayh-Dole Act.

(g) The Company and each Subsidiary of the Company are in compliance with the terms and conditions of all licenses, including attribution and notice requirements, for the Open Source Software used by the Company or any Subsidiary, in the operation of their respective businesses as currently conducted or in the Company Products, and have not distributed, licensed or otherwise used any Open Source Software in any manner that (i) has created or will create a requirement that any Company Intellectual Property Rights (a) be disclosed or distributed in source code form or (b) be delivered at no charge or otherwise dedicated to the public, (ii) includes granting licensees the right to make derivative works or other modifications of Company Intellectual Property Rights or (iii) prohibits or limits the receipt of consideration by the Company or its Subsidiaries in connection with the licensing, sublicensing or distribution of the Company Products. Neither the Company nor any Subsidiary of the Company has released any Company Intellectual Property Rights pursuant to the terms of any licenses governing Open Source Software, whether through the use, combination, linking, or compilation with Open Source Software or otherwise.

(h) The consummation of the Transactions will not result in the loss or impairment of any right of the Company or any Subsidiary of the Company to own, use, practice or otherwise exploit any Company Intellectual Property Rights in a manner that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(i) Each of the Company and its Subsidiaries uses commercially reasonable efforts consistent with those in the industry in which it operates and as may be required by any applicable Governmental Authority to protect, preserve and maintain the secrecy and confidentiality of the Trade Secrets owned by or in the possession and control of the Company or its Subsidiaries (the “Company Trade Secrets”) and there has been no misappropriation or unauthorized disclosure or use of any of the material Company Trade Secrets.

(j) The Company Products and the IT Systems (i) operate and perform in accordance with their documentation and functional specifications and otherwise as required by the Company or any Subsidiary of the Company in connection with the conduct of its businesses as currently conducted, (ii) operate and perform as is necessary to conduct the business of the Company and its Subsidiaries in the manner in which it is currently being conducted, and are sufficient for the current and anticipated future needs of the business and operations of the Company and its Subsidiaries, (iii) have not malfunctioned or failed in a manner that has had a material impact on the Company or any Subsidiary of the Company and (iv) are free from material bugs and other defects, including (A) any virus, “trojan horse”, worm or other Software routines or information technology assets designed to permit unauthorized access or to disable, erase or otherwise harm the Company Products, IT Systems or Data owned by or in possession or control of the Company or its Subsidiaries, (B) back door, time bomb, drop dead device or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a person other than the user of the program, (C) other malicious code that is intended to disrupt or disable such Company Products or IT Systems or (D) to the Knowledge of the Company, a vulnerability in Company Products resulting in an “Uncontrolled Risk” as set forth in FDA guidance. The Company and the Subsidiaries of the Company have implemented commercially reasonable backup and disaster recovery technology processes, as well as a commercially reasonable business continuity plan, in each case, consistent in all material respects with customary industry practices. To the Knowledge of the Company, there has been no security breach or material unauthorized access to or use of any of the Company Products or the IT Systems, including any breach resulting in the payment of ransom to a malicious party. The Company and each of its Subsidiaries have implemented commercially reasonable security policies, procedures and practices designed to detect, monitor, and investigate events that indicate a Security Incident may have occurred.

(k) Section 3.17(k) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of, each Contract which is in effect as of the date hereof and under which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (A) that contains the grant of a license, use, option or other similar right or immunity (including a covenant not to sue or right to enforce or prosecute any patents), by a third party for any of its Intellectual Property Rights to the Company or any of its Subsidiaries, other than Incidental Contracts, or (B) pursuant to which the Company is conducting joint research or development of Intellectual Property Rights, products or technology with a third party (collectively, the “IP Contracts”). Each IP Contract is valid, enforceable and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, subject to the Enforceability Exceptions, (ii) the Company and its Subsidiaries have complied with all obligations required to be performed or complied with by them under each IP Contract and (iii) there is no default under any IP Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, by any other party thereto.

(l) Since January 1, 2019, (i) the Company and each Subsidiary of the Company is and has been in compliance with all Privacy and Data Security Requirements that apply to the Company or to such Subsidiary of the Company, respectively, (ii) the Company and each Subsidiary of the Company has used commercially reasonable efforts to protect the confidentiality, integrity, availability and security of Personal Data that the Company or any of the Subsidiaries of the Company (or any Person acting on behalf of the Company or the Subsidiaries of the Company) collect, store, use or maintain for the conduct of their businesses and to prevent unauthorized use, disclosure, loss, processing, transmission or destruction of or access to such Personal Data by any other Person, (iii) neither the Company nor any Subsidiary of the Company has been legally required to provide any written notices to any Person in connection with a disclosure of Personal Data or non-public information, nor has the Company or any Subsidiary of the Company provided any such notice, (iv) there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company or any Subsidiary of the Company alleging a violation of any Person’s Personal Data or privacy rights and (v) to the Knowledge of the Company, there has not been any unauthorized access, use, modification or disclosure of any Personal Data owned, used, collected, maintained or controlled by or on behalf of the Company or any of its Subsidiaries that would constitute a breach for which notification to any Person is required under any applicable Privacy and Data Security Requirements. Personal Data collected, stored and processed by the Company and the Subsidiaries of the Company can be used after the Closing in the manner substantially the same as currently used by the Company and the Subsidiaries of the Company.

3.18 Real Property.

(a) The Company and each of its Subsidiaries do not own any real property and have never owned, directly or indirectly, any real property or interests in real property. The Company and each of its Subsidiaries are not obligated under, and are not a party to, any option, right of first refusal or other contractual arrangement to purchase, acquire, sell, assign or dispose of any real property or any portion thereof or interest therein.

(b) The Company has made available to Parent true, correct and complete copies of all leases, subleases, licenses, occupancy agreements and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property as tenant, subtenant, licensee or occupant (including all guaranties thereof and all material modifications, amendments, supplements, waivers and side letters thereto) (such property, the “Leased Real Property” and such leases, subleases, licenses and occupancy agreements, the “Real Property Leases”). Section 3.18(b) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all street addresses of the Leased Real Property and the Real Property Leases with respect thereto. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Real Property Lease is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, subject to the Enforceability Exceptions, (ii) all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenant, subtenant, licensee or occupant thereunder are current and all obligations required to be performed or complied with by the Company or any of its Subsidiaries thereunder have been performed, (iii) no termination event or condition or uncured default on the part of the Company or, if applicable, its Subsidiaries or, to the Knowledge of the Company, the counterparty thereunder, exists under any Real Property Lease, (iv) the Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except Permitted Liens, (v) neither the Company nor any of its Subsidiaries has received any written notice from any landlord under any Real Property Lease that such landlord intends to terminate such Real Property Lease and (vi) neither the Company nor any of its Subsidiaries has received written notice of any pending and, to the Knowledge of the Company, there is no threatened, condemnation with respect to any property leased pursuant to any Leased Real Property. The Company and its Subsidiaries have not subleased or licensed any portion of any Leased Real Property to any Person.

(c) Except as would not materially detract from the value or materially interfere with the present use of the underlying Leased Real Property, each Leased Real Property is (i) in good operating condition and repair, subject to normal wear and tear, (ii) regularly and properly maintained, (iii) free from any material defects or deficiencies and (iv) suitable for the conduct of the business of the Company and its Subsidiaries in all material respects as presently conducted.

(d) There are no rights of first refusal or options to purchase in effect as to all or any material portion of the Leased Real Property.

3.19 Material Contracts.

(a) Section 3.19(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, and the Company has made available to Parent and Merger Sub (or Parent’s outside counsel) true, correct and complete copies of, each Contract (other than Plans listed on Section 3.12(a) of the Company Disclosure Letter), which is in effect as of the date hereof (or pursuant to which the Company or any of its Subsidiaries has any continuing obligations thereunder) and under which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that:

(i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) involves aggregate payments by the Company and its Subsidiaries or aggregate payments payable to the Company and its Subsidiaries under such Contract of more than $500,000 in any one year (including by means of royalty, milestone or similar payments);

(iii) contains covenants that (A) limit in any material respect the freedom of the Company or any of its Subsidiaries to compete or engage in any line of business, any drug discovery or development program, any therapeutic area or geographic area, or with respect to any class of compounds, molecules or products, or with any Person, (B) limit in any material respect the freedom of the Company or any of its Subsidiaries to make use of any of their Intellectual Property Rights, (C) provide for the grant of any “most favored nations” or similar terms and conditions (including with respect to pricing) by the Company or any of its Subsidiaries, (D) provide for exclusivity obligations on, or otherwise limit the freedom or right of, the Company or any of its Subsidiaries to research, develop, sell, distribute or manufacture any products or services for any other Person, (E) provide for the purchase and supply of a minimum quantity of goods or services, or provide for the purchase and supply of all or substantially all of a certain type of good or service used by the Company or its Subsidiaries from a single vendor and its Affiliates or (F) provide for a guarantee by the Company or any of its Subsidiaries of availability of supply or services;

(iv) grants any rights of first refusal, rights of first option or similar rights or options to purchase or otherwise acquire any interest in any of the material properties or assets (including Intellectual Property Rights) owned by the Company or any of its Subsidiaries;

(v) provides for or governs the formation, creation, operation, management or control of any partnership, joint venture, strategic alliance, collaboration, co-promotion, profit-sharing or research and development or other similar arrangement or relates to any material grant of manufacturing or commercialization rights with respect to any products or services of the Company or any of its Subsidiaries (each, a “Collaboration Agreement”);

(vi) constitutes an IP Contract;

(vii) involves the assignment, or grant of a license, use, option or other right or immunity (including a covenant not to sue or right to enforce or prosecute any patents), by the Company or any of its Subsidiaries of any material Company Intellectual Property Rights to any third party, other than Incidental Contracts;

(viii) relates to manufacturing, supply, distribution, marketing, “contract research” or clinical trials and provides for minimum payment obligations by the Company or any of its Subsidiaries of at least $500,000 in any prospective twelve (12) month period;

(ix) other than solely among wholly owned Subsidiaries of the Company, relates to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $75,000;

(x) constitutes any acquisition or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $100,000;

(xi) involves the settlement of any pending or threatened claim, action or proceeding (A) which (1) will involve payment obligations after the date hereof, or involved payments, in excess of $100,000 or (2) will impose, or imposed, any continuing non-monetary obligations on the Company or any of its Subsidiaries, including any monitoring or reporting obligations to any other Person or (B) with respect to which conditions precedent to the settlement have not been satisfied;

(xii) has been entered into between the Company or any of its Subsidiaries, on the one hand, and any officer, director or affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any of its Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any of its Subsidiaries has an obligation to indemnify such officer, director, affiliate or family member (but for the avoidance of doubt not including any Plans);

(xiii) contains covenants that would, after the Closing, be binding upon or would impose obligations or restrictions upon Parent and its Affiliates (other than the Company and its Subsidiaries);

(xiv) has been entered into with a Governmental Authority;

(xv) provides for commitments relating to capital expenditures or the acquisition by purchase or lease of fixed assets;

(xvi) relates to any hedging, swap, derivative or similar arrangement;

(xvii) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, the pledging of capital stock or other equity interests of the Company or any of its Subsidiaries or prohibits the issuance of any guaranty by the Company or any of its Subsidiaries;

(xviii) provides for any Lien (other than Permitted Liens) upon any real property or other assets of the Company or any of its Subsidiaries; or

(xix) provides for any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than the Company or any of its Subsidiaries) by the Company or any of its Subsidiaries.

Each Contract of the type described in clauses (i) through (xix) above, other than a Plan, is referred to herein as a “Material Contract”.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is valid, enforceable and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, subject to the Enforceability Exceptions, (ii) the Company and its Subsidiaries have complied with all obligations required to be performed or complied with by them under each Material Contract and (iii) there is no default under any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, by any other party thereto. Neither the Company nor any of its Subsidiaries has received any written notice or claim from any third party to any Material Contract of any default, termination or cancellation under any Material Contract. For purposes of this Section 3.19(b) and 5.1(y)(xiv)(B), the term “Material Contract” shall be deemed to include any Contract entered into after the date of this Agreement that, if entered into prior to the date hereof, would qualify as a Material Contract.

3.20 Regulatory Compliance.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries are, and since January 1, 2021, have been, in compliance with the Health Care Laws, and (ii) since January 1, 2021, the Company and its Subsidiaries have not received any written notification of any pending or, to the Knowledge of the Company, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation or arbitration from any Governmental Authority, including the FDA or a similar Regulatory Agency, alleging non-compliance by, or Liability of, the Company or any of its Subsidiaries under any Health Care Law.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries, or the Company’s partners and collaborators, hold all Regulatory Permits required for the conduct of the Company’s and its Subsidiaries’ respective businesses as currently conducted. As used herein, “Regulatory Permits” shall mean: (i) all authorizations under the FFDCA, the Public Health Service Act and any similar applicable federal, foreign, state, or local Laws, and (ii) authorizations of any applicable Governmental Authority that are concerned with the quality, identity, strength, purity, safety, efficacy, development, testing, manufacturing, labeling, marketing, distribution, sale, pricing, import or export of the Company Products (any such Governmental Authority, a “Regulatory Agency”) necessary for the lawful operating of the businesses of the Company or any Subsidiary thereof. All Regulatory Permits are in full force and effect and the Company and its Subsidiaries are in material compliance with the terms of all Regulatory Permits.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2021, (i) all reports, documents, claims and notices required to be filed, maintained, or furnished to any Regulatory Agency by the Company and its Subsidiaries have been so filed, maintained or furnished, and (ii) all such reports, documents, claims and notices, if any, were true, complete and correct on the date filed (or were corrected in or supplemented by a subsequent filing).

(d) All development programs, clinical and pre-clinical studies, trials, investigations and other research studies in respect of a Company Product or conducted by or on behalf of or sponsored by the Company or its Subsidiaries (including all “chemical, manufacturing and control” (CMC) processes pertaining thereto) (“Company Programs”) have been and, if still pending are being, conducted in all material respects in accordance with all applicable clinical protocols, informed consents and Laws, including Good Clinical Practices (pre-clinical and clinical), Good Manufacturing Practices, Good Laboratory Practices and pharmacovigilance requirements and Health Care Laws and FDA regulations for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulation (and any similar applicable federal, foreign state or local Laws applicable to foreign Regulatory Agencies) (collectively, “Company Program Requirements”).

(e) The Company has made available to Parent true, correct and complete copies of (i) all clinical data available as the date hereof with respect to Company Programs, (ii) all correspondence with, and research, pre-clinical, clinical and other applicable reports filed with or submitted to, Regulatory Agencies (and all summaries of such correspondence, Regulatory Agency interactions or reports to the extent available) with respect to Company Programs through the date hereof and (iii) all material correspondence with any counterparties, contract manufacturing organizations, site operators, partners and other third parties relating to Company Programs (each such Person, a “Company Program Party”), in the case of this clause (iii), since January 1, 2021 through the date hereof.

(f) Since January 1, 2021, neither the Company, any of its Subsidiaries nor any officer or employee of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any agent or distributor of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Agency, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of the Company or any of its Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Regulatory Agency to invoke any similar policy, except for any act or statement or failure to make a statement that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company, any of its Subsidiaries nor any officer or employee of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any agent or distributor of the Company or any of its Subsidiaries, has been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated by or authorized pursuant to 21 U.S.C. Section 335a(a) or any similar Law or authorized by 21 U.S.C. Section 335a(b) or any similar Law applicable in other jurisdictions in which the Company Products are developed, tested, manufactured, marketed, sold or intended by the Company to be sold. No claim, investigation, proceeding, suit or action that would reasonably be expected to result in such a debarment is pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries, any officer or employee of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any agent or distributor of the Company or any of its Subsidiaries. Since January 1, 2021, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935 or any similar Law or program in any other foreign country. No claim, investigation, proceeding, suit or action that would reasonably be expected to result in such an exclusion is pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries, any officer or employee of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any agent or distributor of the Company or any of its Subsidiaries.

(g) Since January 1, 2021, neither the Company nor any of its Subsidiaries has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product, other than any such notices of actions that would not, individually or in the aggregate, reasonably be expected be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any notice from the FDA or any other Regulatory Agency regarding, and to the Knowledge of the Company, there are no facts which are reasonably likely to cause, (i) the recall, market withdrawal or replacement of any Company Product sold or intended to be sold by the Company or any of its Subsidiaries (other than recalls, withdrawals or replacements that are not material to the Company and its Subsidiaries, taken as a whole), (ii) a termination or suspension of the pre-clinical or clinical testing, manufacturing, marketing, or distribution of such Company Products, or (iii) a material negative change in reimbursement status of a Company Product or (iv) a temporary suspension or early closure of a clinical trial.

3.21 Insurance. Section 3.21 of the Company Disclosure Letter sets forth a true, correct and complete list of all currently in-force material insurance policies issued in favor of the Company or any of its Subsidiaries, and the Company has made available to Parent a true, correct and complete copy of all such policies. With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit a counterparty’s termination or modification of, any such policy, (c) to the Knowledge of the Company, no insurer on any such policy has been declared insolvent by a court or insurance regulator of competent and applicable jurisdiction or placed in receivership, conservatorship or liquidation and (d) no notice of cancellation or termination has been received with respect to any such policy. Such insurance policies are sufficient for compliance in all material respects by the Company and its Subsidiaries with (i) all requirements of applicable Laws and (ii) all Material Contracts. As of the date hereof, there are no pending or, to the Knowledge of the Company, threatened claims under any such insurance policies.

3.22 Anti-Bribery; Anti-Money Laundering.

(a) The businesses of each of the Company and each of its Subsidiaries are being, and since January 1, 2019 have been, conducted in compliance with the U.S. Foreign Corrupt Practices Act of 1977 and other similar applicable anti-bribery laws, rules or regulations in other jurisdictions (together, the “Anti-Bribery Laws”). The Company and its Subsidiaries have maintained accurate books and records and established internal controls and procedures to ensure compliance with the Anti-Bribery Laws. There are no internal investigations or, to the Knowledge of the Company, prior or pending governmental, regulatory or administrative investigations or proceedings, in each case, regarding any action or any allegation of any action described above in this Section 3.22(a). To the Knowledge of the Company, none of the directors, officers, employees or agents of the Company or any of its Subsidiaries is a government official, political party official or candidate for political office, and there are no known familial relationships between any of the Company’s directors, officers, employees or agents, on the one hand, and any government official, political party official or candidate for political office, on the other hand.

(b) The operations of the Company and its Subsidiaries are being, and since January 1, 2019 have been, conducted in compliance in all material respects with applicable financial recordkeeping, reporting and internal control requirements of the Currency and Foreign Transactions Reporting Act of 1970, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”). No material Legal Proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

(c) The businesses of each of the Company and its Subsidiaries are being, and since January 1, 2019 have been, conducted in compliance with all applicable economic sanctions or export and import control Laws imposed by any Governmental Authority. To the Knowledge of the Company, as of the date hereof, no investigation, review, audit or inquiry by any Governmental Authority with respect to any such sanctions or Laws is pending or threatened.

3.23 Related Party Transactions. No current director, officer or Affiliate of the Company or any of its Subsidiaries (a) has outstanding any indebtedness to the Company or any of its Subsidiaries, or (b) is otherwise a party to, or directly or indirectly benefits from, any Contract, arrangement or understanding with the Company or any of its Subsidiaries (other than a Plan) of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.24 Opinion of Financial Advisor of the Company. The Company Board has received the written opinion of the Company Financial Advisor that, as of the date of such opinion, and based upon and subject to the various factors, limitations and assumptions therein, procedures followed, matters considered and qualifications set forth in such opinion, the Merger Consideration to be paid to the Company Stockholders (other than holders of Canceled Company Shares and Dissenting Company Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company has been authorized by the Company Financial Advisor to permit the inclusion of its opinion in its entirety and a discussion of such advisor’s analysis in preparing its opinion in the Proxy Statement, subject to such advisor’s satisfaction with such disclosure.

3.25 State Takeover Statutes Inapplicable. Assuming that the representations of Parent and Merger Sub set forth in the first sentence of Section 4.6 are true, accurate and complete, the Company Board has taken all actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not and will not be, to the extent such restrictions can be rendered inapplicable by action of the Company Board, applicable to this Agreement and the Transactions and, to the Knowledge of the Company, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Transactions.

3.26 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III and in any certificates delivered by the Company or any of its Representatives in connection with the Transactions (including as contemplated by Section 7.2(d)), neither the Company nor any Representative or other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV and in any certificates delivered by Parent or any of its Representatives in connection with the Transactions (including as contemplated by Section 7.3(c)),

(a) neither Parent, Merger Sub nor any of their respective Representatives makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Transactions, and the Company is not relying on any representation or warranty of Parent or Merger Sub except for those expressly set forth in this Agreement and (b) no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to the Parent or Merger Sub or their businesses or otherwise in connection with the Transactions, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Except as disclosed in the Parent Disclosure Letter, Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization and Qualification. Each of Parent and Merger Sub is duly organized and validly existing and in good standing under the Laws of the jurisdiction of its organization, with all requisite power and authority to own, lease and operate its properties and assets in the manner in which they are currently owned, used or held and conduct its business as currently conducted, except for such failures to be in good standing or have such power and authority that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent. Both Parent and Merger Sub are in compliance with the provisions of their respective certificates of incorporation and bylaws (or similar governing documents).

4.2 Authority. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform their respective covenants and obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and, subject to the adoption of this Agreement by Parent, as the sole stockholder of Merger Sub (which adoption shall occur immediately after the execution and delivery of this Agreement), the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation of the Transactions have been duly and validly authorized by all necessary corporate actions on the part of Parent and Merger Sub and no additional corporate proceedings or action on the part of Parent or Merger Sub are necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder or the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. As of the date of this Agreement, (a) the Board of Directors of Parent has approved this Agreement and the Transactions and (b) the Board of Directors of Merger Sub has (i) determined that it is in the best interests of Merger Sub and its stockholder(s), and declared it advisable, to enter into this Agreement, and (ii) approved the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Transactions upon the terms and subject to the conditions contained herein, in each case of clauses (a) and (b) above, at meetings duly called and held (or by unanimous written consent). No vote of Parent’s stockholders is necessary to approve this Agreement or any of the Transactions.

4.3 Information Supplied. None of the information provided or to be provided in writing by or on behalf of Parent or Merger Sub or any of their Representatives for inclusion or incorporation by reference in the Proxy Statement (including any amendments or supplements thereto) will, at the time the Proxy Statement (or any amendment or supplement thereto) is first sent or given to the Company Stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Parent and Merger Sub make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any of its Representatives specifically for inclusion or incorporation by reference in the Proxy Statement or other required SEC filings.

4.4 Consents and Approvals; No Violation. Except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions or the ability of Parent or Merger Sub to fulfill its obligations hereunder, the execution and delivery of this Agreement by Parent or Merger Sub, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation of the Transactions do not and will not (a) violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or similar governing documents) of Parent or Merger Sub, (b) require any Permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required under the HSR Act or any other Antitrust Law, (ii) the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act and the filing with the SEC of the Proxy Statement, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of appropriate documents with the relevant authorities of other jurisdictions in which Parent or any of its Subsidiaries is qualified to do business or (iv) the applicable requirements of NASDAQ and the NYSE, (c) violate, conflict with or result in a breach of any provision of, or require any notice or Consent or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets are bound, or result in the loss of a material benefit or rights under any such Contract, or (d) assuming compliance with the requirements set forth in (b)(i) through (b)(iv) of this Section 4.4, violate any Law or Order applicable to Parent or any of its Subsidiaries (including Merger Sub) or by which any of their respective assets or properties are bound.

4.5 Litigation. As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of Parent, threatened against or relating to Parent or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other Transactions. As of the date hereof, neither Parent nor any of its Subsidiaries is subject to any outstanding Order or settlement agreement that, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other Transactions.

4.6 Interested Stockholder. Neither Parent nor any of its Subsidiaries, nor any “affiliate” or “associate” (as such terms are defined in Section 203 of the DGCL) thereof, is, or has been at any time during the period commencing three (3) years prior to the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL. As of the date hereof, none of Parent, Merger Sub nor any of their Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Shares other than shares beneficially owned through mutual funds or benefit or pension plans.

4.7 Sufficient Funds. Parent currently has, and at all times from and after the date hereof and through the Effective Time will have, available to it, and Merger Sub will have as of the Effective Time, sufficient funds for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the aggregate Merger Consideration, Option Consideration and RSU Consideration, and to pay all related fees and expenses required to be paid by Parent or Merger Sub pursuant to the terms of this Agreement. Parent’s and Merger Sub’s obligations hereunder, including their obligations to consummate the Merger, are not subject to a condition regarding Parent’s or Merger Sub’s obtaining of funds to consummate the Transactions.

4.8 No Other Operations. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not and will not prior to the Effective Time engage in any activities other than those incidental to its formation or those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.

4.9 Brokers. The Company will not be responsible for any brokerage, finder’s, financial advisor’s or other fee or commission payable to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by and on behalf of Parent and Merger Sub.

4.10 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV and in any certificates delivered by Parent or any of its Representatives in connection with the Transactions (including as contemplated by Section 7.3(c)), neither Parent, Merger Sub nor any Representative or other Person on behalf of either makes any express or implied representation or warranty with respect to them or with respect to any other information provided to the Company in connection with the Transactions. Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III and in any certificates delivered by the Company or any of its Representatives in connection with the Transactions (including as contemplated by Section 7.2(d)), (a) neither the Company, its Subsidiaries nor any of their respective Representatives makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Transactions, and neither Parent nor Merger Sub is relying on any representation or warranty of the Company except for those expressly set forth in this Agreement or any such certificate, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company or any of its Subsidiaries or their businesses or otherwise in connection with the Transactions, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties of the Company unless any such materials or information is the subject of any express representation or warranty set forth in Article III or in any such certificate.

ARTICLE V

COVENANTS OF THE COMPANY

5.1 Conduct of Business of the Company. Except (a) as described in Section 5.1 of the Company Disclosure Letter, (b) as required by applicable Law, (c) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (d) as required or expressly provided for by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, (x) the Company will conduct and will cause each of its Subsidiaries to conduct its business according to its ordinary course of business consistent with past practice (including with respect to Company Programs, in accordance with Company Program Requirements), and the Company will use and will cause each of its Subsidiaries to use its commercially reasonable efforts to preserve intact the business organization of the Company and its Subsidiaries, taken as a whole, and to preserve the present relationships with those Persons having business relationships with the Company or any of its Subsidiaries (including Regulatory Agencies and Company Program Parties) and to comply with and maintain all Permits (including Regulatory Permits) required to conduct its business and to own, lease and operate its properties and assets, in each case in this clause (x), in all material respects and (y) without limiting the generality of the foregoing, the Company will not, and will not permit any of its Subsidiaries to:

(i) adopt any amendments to the certificate of incorporation or bylaws (or similar governing documents) of the Company or any of its Subsidiaries;

(ii) issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any Company Securities or Subsidiary Securities, other than Company Shares issuable upon exercise or settlement of Company Options and Company RSU Awards, in all cases, outstanding on the date hereof and in accordance with their respective existing terms;

(iii) acquire or redeem, directly or indirectly, or amend any Company Securities, other than (A) the acquisition by the Company of Company Shares in connection with the surrender of Company Shares by holders of Company Options outstanding on the date hereof in order to pay the exercise price of such Company Options, (B) the withholding of Company Shares to satisfy Tax obligations with respect to Company Equity Awards or (C) the acquisition by the Company of Company Equity Awards outstanding on the date hereof in connection with the forfeiture of such awards;

(iv) split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than dividends paid to the Company or one of its wholly owned Subsidiaries by a wholly owned Subsidiary of the Company with regard to its capital stock or other equity interests);

(v) (A) acquire, by means of a merger, consolidation, recapitalization or other similar transaction, any (1) material assets, (2) services from contract manufacturing organizations or (3) ownership interest in any Person or any business or division thereof (other than, in each case, with respect to clauses (A)(1), (A)(2) and (A)(3), (I) capital expenditures in accordance with subclause (xii) below and (II) purchases of such services from contract manufacturing organizations or of raw materials or supplies, in each case with respect to this clause (II), in the ordinary course of business consistent with past practice and that do not exceed $100,000 in the aggregate), (B) sell, lease, license, transfer or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any material assets of the Company or any of its Subsidiaries (including the Company Intellectual Property Rights and shares in the capital stock of the Company or any of its Subsidiaries), except (1) dispositions of marketable securities and cash equivalents in the ordinary course of business consistent with past practice, (2) for sales of inventory or abandonments of obsolete or worn-out equipment in the ordinary course of business and consistent with past practice, (3) granting non-exclusive licenses where the grant of rights to use any Company Intellectual Property Rights are incidental, and not material to, any performance under each such agreement, and (4) with respect to Intellectual Property Rights, dispositions permitted by Section 5.1(y)(xv), or (C) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(vi) enter into any supply agreements;

(vii) incur, assume or otherwise become liable or responsible for any indebtedness for borrowed money;

(viii) make any loans, advances (other than for ordinary course business expenses or pursuant to the Company’s certificate of incorporation) or capital contributions to, or investments in, any other Person (other than wholly owned Subsidiaries of the Company);

(ix) change any financial accounting methods, principles or practices used by it, except as required by GAAP or applicable Law;

(x) (A) change any annual Tax accounting period or method, (B) make, change or revoke any material Tax election, (C) settle or compromise any audit or proceeding in respect of any material Tax Liabilities, except any ordinary-course extension or waiver of an applicable statute of limitations, (D) file any material amended Tax Return, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, (F) surrender any right to claim a material Tax refund or (G) enter into any Tax indemnification, sharing, allocation, reimbursement or similar agreement, arrangement or understanding (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes);

(xi) except as required pursuant to a Plan in existence as of the date hereof: (A) pay any amount or benefit under, or grant or promise to grant any awards under, any bonus, incentive, performance or other compensation plan, program, agreement or arrangement or Plan (including the grant of any Company Equity Award or other equity or equity-based awards or the removal or modification of any restrictions in any Plan or awards made thereunder); (B) provide for an increase in the compensation or benefits provided to any Participant, other than increases in the ordinary course of business consistent with past practice for individuals with annualized base earnings of less than $200,000; (C) establish, adopt, enter into, materially amend or terminate any Plan or any collective bargaining or similar labor Contract (other than the entry into at-will offer letters); (D) accelerate the time of payment or vesting of any compensation, rights or benefits, or make any material determinations under any Plan; (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Plan; (F) grant any Participant change of control, severance, retention or termination compensation or benefits or provide for any increase thereto; (G) terminate the employment of any employee of the Company or any of its Subsidiaries with annualized based earnings of $150,000 or higher, other than terminations for cause (as determined by the Company in the ordinary course of business consistent with past practices); or (H) hire or promote any individual with annualized base earnings of $200,000 or higher, other than to replace a departed employee in the ordinary course of business consistent with past practice;

(xii) make or authorize any capital expenditure, or incur any obligations, Liabilities or indebtedness in respect thereof, except for (A) those contemplated by the capital expenditure budget for the relevant fiscal year, which capital expenditure budget has been made available to Parent prior to the date of this Agreement and (B) any unbudgeted capital expenditure, in an amount not to exceed, in any year, in the aggregate, $250,000;

(xiii) settle any suit, action, claim, proceeding or investigation other than a settlement solely for monetary damages (net of insurance proceeds received) not in excess of $100,000 individually or $200,000 in the aggregate;

(xiv) except in the ordinary course of business consistent with past practice or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 5.1(y), (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract or a Real Property Lease, (B) materially modify, materially amend or terminate (other than expirations in accordance with its terms) any Material Contract or Real Property Lease or waive, release or assign any material rights or claims thereunder or (C) sublease or license any portion of Leased Real Property;

(xv) except for the disposal of any Company Registered Intellectual Property at the end of its statutory life after all permitted renewals and extensions have been filed, abandon, cancel, allow to lapse, or fail to renew, maintain, diligently pursue applications for or defend any Company Registered Intellectual Property;

(xvi) initiate, enter into any Contract related to or otherwise commit to undertake any new clinical trials, other than exploratory clinical trials in indications that are agreed upon between Parent and the Company, or enter into any Contract related to any existing clinical trials;

(xvii) adopt or implement any stockholder rights plan or similar arrangement;

(xviii) exercise any options under any Collaboration Agreement relating to “co-funding”, “co-commercialization” or similar cost-and-profit participation rights (whether an exercise to “opt in” or “opt out” of such rights) with respect to any Company Product to which such Collaboration Agreement relates;

(xix) grant any right to a third party to be a contract manufacturing organization for the Company or any of its Subsidiaries with respect to commercial supply of clinical materials or drug products (including key intermediates); or

(xx) offer, authorize, agree or commit, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

5.2 No Solicitation.

(a) Subject to Section 5.2(c), at all times during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, neither the Company nor any of its Subsidiaries shall, nor shall they authorize or permit any of their Representatives to, directly or indirectly (i) solicit, initiate, knowingly encourage, or knowingly facilitate or assist, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case in connection with, in response to or with the intent to encourage, facilitate or assist the making, submission or announcement of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in any discussions or negotiations with any Person with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iv) adopt, approve or enter into any merger agreement, purchase agreement, letter of intent, memorandum of understanding or similar agreement or Contract with respect to an Acquisition Transaction or (v) resolve or agree to do any of the foregoing. Subject to Section 5.2(c), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries shall, and shall cause its and their Representatives to, immediately cease all existing discussions or negotiations with any Person (other than Parent, Merger Sub and their Representatives) conducted prior to the date of this Agreement with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to any Acquisition Proposal. Promptly after and within one (1) day of the date of this Agreement, the Company will terminate access by any Person (other than Parent, Merger Sub and their Representatives) to any physical or electronic dataroom relating to a potential Acquisition Proposal (or prior discussions in respect of a potential Acquisition Proposal) and request that each Person (other than Parent, Merger Sub and their Representatives) that has executed a confidentiality agreement (other than the Confidentiality Agreement) that is in effect as of the date hereof relating to a potential Acquisition Proposal (or prior discussions in respect of a potential Acquisition Proposal) promptly return to the Company or destroy all non-public documents and materials containing non-public information of the Company that has been furnished by the Company or any of its Representatives to such Person pursuant to the terms of such confidentiality agreement.

(b) From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and obtaining the Company Stockholder Approval, as promptly as practicable, and in any event within twenty-four (24) hours following receipt of an Acquisition Proposal or any inquiries, proposals or offers relating to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, the Company shall provide Parent with written notice thereof, which notice shall indicate the identity of the Person making such Acquisition Proposal, inquiry, proposal or offer, and include the material terms and conditions thereof (and the documentation and other written or electronic materials submitted, received, shared or otherwise exchanged (including by means of “screen share” or other similar means) to the extent such material contains terms and conditions relating to such Acquisition Proposal). The Company shall keep Parent reasonably informed on a prompt and timely basis with respect to the status of or material terms and conditions of any such Acquisition Proposal, inquiry or proposal or offer (including any amendments or proposed amendments to such material terms) and shall promptly provide Parent with copies of all written Acquisition Proposals, requests, inquiries, proposals or offers or other materials, including proposed agreements and financing documents, received by the Company or any of its Representatives, or that the Company or its Representatives deliver to any other Person, with respect to an Acquisition Proposal.

(c) Notwithstanding anything to the contrary set forth in this Section 5.2, if at any time prior to obtaining the Company Stockholder Approval, (i) the Company has received a written, bona fide Acquisition Proposal from any Person after the date of this Agreement that did not result from a material breach of this Section 5.2, and (ii) the Company Board determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and that the failure to take such action described in clause (A), (B) or (C) below would be inconsistent with its fiduciary duties under applicable Law, then the Company may, as applicable, (A) enter into an Acceptable Confidentiality Agreement with such Person, (B) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and its Representatives (provided that (x) the Company shall substantially concurrently provide or make available to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to such Person and which was not previously provided or made available to Parent and (y) the Company shall have entered into an Acceptable Confidentiality Agreement with such Person and provided Parent a copy of such Acceptable Confidentiality Agreement) and (C) participate and engage in discussions or negotiations with the Person making such Acquisition Proposal and its Representatives regarding such Acquisition Proposal (and waive such Person’s noncompliance with the provisions of any “standstill” agreement solely to the extent necessary to permit such discussions or negotiations). Prior to or concurrently with the Company first taking any of the actions described in clauses (A), (B) or (C) of the immediately preceding sentence with respect to an Acquisition Proposal, the Company shall provide written notice to Parent of the determination of the Company Board made pursuant to clause (ii) of the immediately preceding sentence.

(d) Without limiting the foregoing, the Company agrees that any violation of the restrictions set forth in this Section 5.2 by any Subsidiary of the Company or any of its or their Representatives shall constitute a breach by the Company of this Section 5.2.

5.3 Company Board Recommendation.

(a) Subject to the terms of this Section 5.3, the Company Board shall recommend that the Company Stockholders adopt this Agreement (the “Company Board Recommendation”).

(b) Subject to Section 5.3(c), neither the Company Board nor any committee thereof shall (i) withdraw, amend, modify or qualify in a manner adverse to Parent or Merger Sub, or publicly propose to withhold, withdraw, amend, modify or qualify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal or (iii) fail to include the Company Board Recommendation in the Proxy Statement (each of clauses (i), (ii) and (iii), a “Company Board Recommendation Change”); provided, however, that a “stop, look and listen” communication by the Company Board or any committee thereof to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to be a Company Board Recommendation Change.

(c) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Company Board may (i) in response to the receipt of a written, bona fide Acquisition Proposal received after the date hereof that did not result from a material breach of Section 5.2 or the occurrence of an Intervening Event, effect a Company Board Recommendation Change or, (ii) in response to the receipt of a written, bona fide Acquisition Proposal received after the date hereof that did not result from a material breach of Section 5.2, enter into a definitive agreement with respect to such applicable Acquisition Proposal and terminate this Agreement pursuant to Section 8.1(c)(ii); provided that the Company and Company Board may only take an action described in clause (i) or clause (ii) of this Section 5.3(c) if (A) the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (B) in the case of receipt of an Acquisition Proposal, the Company Board determines in good faith (after consultation with its financial advisor(s) and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal, (C) the Company provides written notice to Parent at least four (4) Business Days prior to effecting a Company Board Recommendation Change or terminating this Agreement pursuant to Section 8.1(c)(ii) of its intent to take such action, specifying the reasons therefor, including, in the case of receipt of an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal (including a copy of all definitive agreements in respect thereof and any other relevant proposed transaction documentation (including any financing commitments)) (a “Change of Recommendation/Termination Notice”), (D) prior to effecting such Company Board Recommendation Change or terminating this Agreement pursuant to Section 8.1(c)(ii), the Company negotiates, and causes its Representatives to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) during such four (4) Business Day period to make such adjustments in the terms and conditions of this Agreement as would obviate the basis for a Company Board Recommendation Change or the termination of this Agreement pursuant to Section 8.1(c)(ii) and (E) no earlier than the end of such four (4) Business Day period, the Company Board determines in good faith (after consultation with its financial advisor(s) and outside legal counsel), after considering any proposed amendments to the terms and conditions of this Agreement proposed by Parent during such four (4) Business Day period, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law (and, in the case of receipt of such Acquisition Proposal, that such Acquisition Proposal is a binding written offer capable of acceptance by the Company and continues to constitute a Superior Proposal). Following delivery of a Change of Recommendation/Termination Notice in the case of a Superior Proposal, in the event of any change to the financial terms (including any change to the amount or form of consideration payable) or other material revision to the terms or conditions of such Acquisition Proposal, the Company shall provide a new Change of Recommendation/Termination Notice to Parent, and any Company Board Recommendation Change or termination of this Agreement pursuant to Section 8.1(c)(ii) following delivery of such new Change of Recommendation/Termination Notice shall again be subject to clauses (C) through (E) of the immediately preceding sentence, except that references to four (4) Business Days shall be deemed to be two (2) Business Days.

(d) Nothing in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act and (ii) making any disclosure to the Company Stockholders if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law; provided, however, that this Section 5.3(d) shall not permit the Company Board to make a Company Board Recommendation Change except to the extent permitted by Section 5.3(c).

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, and in all cases subject to Section 6.2(b), each of Parent, Merger Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable, the Transactions, including using reasonable best efforts to (i) cause each of the conditions to the Merger set forth in Article VII to be satisfied as promptly as reasonably practicable after the date of this Agreement, (ii) obtain, as promptly as reasonably practicable after the date of this Agreement, and maintain all necessary actions or non-actions and Consents from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Merger, (iii) obtain all necessary or appropriate Consents under any Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the Transactions and (iv) reasonably cooperate with the other party or parties with respect to any of the foregoing. Notwithstanding anything to the contrary herein, neither party, prior to the Effective Time, shall be required to, and the Company shall not without the consent of Parent, pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration (including increased rent or other similar payments or agree to enter into any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or provide additional security (including a guaranty) or otherwise assume or incur or agree to assume or incur any Liability, to obtain any Consent of any Person (including any Governmental Authority) under any Contract; provided that, if so requested in writing by Parent, the Company shall agree to any such payment, consideration, security or Liability that is conditioned upon the Closing.

6.2 Antitrust Filings.

(a) Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Transactions as required by the HSR Act as soon as practicable after the date of this Agreement, and in no event later than ten (10) Business Days following the date of this Agreement (unless a later date is mutually agreed between the parties). Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information and documentary material that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or any foreign Governmental Authority responsible for the enforcement of any Antitrust Law as promptly as reasonably practicable, and (iv) use reasonable best efforts to avoid any impediment to the consummation of the Transactions under any Antitrust Law. The parties shall contest, defend and appeal any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions.

(b) Notwithstanding anything to the contrary contained herein, in obtaining all waiting period expirations or terminations or Consents necessary or advisable to be obtained from any third party and/or Governmental Authority in order to consummate the Transactions, nothing in this Agreement shall be deemed to, and the use of reasonable best efforts under Section 6.1, this

Section 6.2 or elsewhere in this Agreement shall not require Parent or Merger Sub to (i)(A) agree to, or proffer to, sell, divest, license or hold separate any rights or other assets or any portion of any business of Parent, Merger Sub or any of their respective Affiliates or (B) agree to, or proffer to, other restrictions or limitations on any business, operations, assets, properties or contractual freedoms of any such businesses or operations of Parent and the Surviving Corporation, including the Company and its and their respective Subsidiaries, or (ii) agree to, or proffer to, sell, divest, license or hold separate any rights or other assets or any portion of any business of the Company or its Subsidiaries if the taking of such action is or would reasonably be expected to, individually or in the aggregate, result in a material impairment to the overall benefits expected to be realized from the consummation of the Transactions contemplated by this Agreement. The Company shall not, and shall not permit any of its Subsidiaries to, agree or proffer to take any of such actions without the prior written consent of Parent; provided that, if so requested by Parent, the Company shall agree to take any such action that is conditioned upon the Closing.

(c) Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any substantive communication from any Governmental Authority regarding any of the Transactions in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the Transactions, including any proceedings initiated by a private party. Parent and Merger Sub shall, after reasonable consultation with the Company and consideration in good faith of the views and comments of the Company in connection with the following, have the right to direct, devise and implement the strategy for obtaining any necessary approval of, for responding to any request from, inquiry or investigation by (including coordinating with the Company with respect to the timing, nature and substance of all such responses), and in connection with all meetings and communications (including any negotiations) with, any Governmental Authority that has authority to enforce any Antitrust Law. No party hereto shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period or withdraw its filing under the HSR Act or any other applicable Antitrust Laws, or enter into any similar timing agreement, without the prior written consent of the other party or parties.

(d) The parties hereto shall, subject to mutual agreement, determine whether any filings not contemplated by Section 6.2(a) are required to be made, and whether any other Consents not contemplated by Section 6.2(a) are required to be obtained, from any Governmental Authority under any other applicable Law in connection with the Transactions. Each of Parent, Merger Sub and the Company shall promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such Consents that Parent and Merger Sub determine are required to be made or obtained in connection with the Transactions.

(e) Each of Parent, Merger Sub and the Company shall not, and shall not permit their respective subsidiaries to, enter into a definitive agreement after the date of this Agreement providing for, or consummate, any acquisition, merger, joint venture, partnership, licensing agreement, collaboration or any other similar type of transaction, in each case, with respect to an antibody drug conjugate targeting a prostate-specific membrane antigen that would reasonably be expected to prevent or materially delay any required approvals or the expiration or termination of the applicable waiting period, under the HSR Act or any other Antitrust Laws applicable to the Transactions.

6.3 Public Statements and Disclosure. Neither the Company, on the one hand, nor Parent and Merger Sub, on the other hand, shall issue (or permit its Affiliates or Representatives to issue) any public release or make any public announcement concerning this Agreement or the Transactions without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement is required by applicable Law or the rules or regulations of NASDAQ or NYSE, as applicable, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto a reasonable opportunity to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 6.3 shall not apply to any release or announcement made or proposed to be made by any party with respect to the matters addressed in Sections 5.2 or 5.3; provided further that the parties shall not be required by this Section 6.3 to provide such opportunity to comment to the other party in the event of any dispute between the parties relating to this Agreement. Notwithstanding the foregoing, (a) to the extent the content of any press release or other announcement has been approved and made in accordance with this Section 6.3, no separate approval shall be required in respect of such content to the extent replicated in whole or in part in any subsequent press release or other announcement, and (b) each party may, without complying with the foregoing obligations, make any public statement regarding the Transactions in response to questions from the press, analysts, investors or those attending industry conferences, and make internal announcements to employees, in each case, to the extent that such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by the parties or approved by the parties, and otherwise in compliance with this Section 6.3, and provided that such public statements do not reveal material nonpublic information regarding this Agreement or the Transactions.

6.4 Anti-Takeover Laws. In the event that any state anti-takeover or other similar Law is or becomes applicable to this Agreement or the Transactions, the Company and the Company Board shall grant such approval and take such action as necessary so that the Transactions may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement.

6.5 Access. During the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall (and shall cause its Subsidiaries to) afford Parent and its Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company and its Subsidiaries and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish reasonably promptly to Parent all information (financial or otherwise) concerning its business, properties and personnel as Parent may reasonably request, including with respect to the Company Programs; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company or its Subsidiaries to restrict or otherwise prohibit access to such documents or information, (b) the Company reasonably determines access to such documents or information would result in a waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or (c) such documents or information relate to the evaluation or negotiation of this Agreement, the Transactions or, subject to Section 5.2 and Section 5.3, an Acquisition Proposal or Superior Proposal. In the event that the Company does not provide access or information in reliance on clauses (a) or (b) of the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate any applicable Law or waive such a privilege. Any investigation conducted pursuant to the access contemplated by this Section 6.5 (i) shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries and (ii) shall be subject to the Company’s reasonable security measures and insurance requirements. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.5.

6.6 Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the dispositions of equity securities of the Company (including “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with the Merger by any director or executive officer of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.7 Directors’ and Officers’ Indemnification and Insurance.

(a) The Surviving Corporation and its Subsidiaries as of the Effective Time shall (and, Parent shall cause the Surviving Corporation and its Subsidiaries as of the Effective Time to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (i) the indemnification agreements set forth on Section 6.7(a) of the Company Disclosure Letter, in each case, true, accurate and complete copies of which have been made available to Parent and as in effect on the date of this Agreement, between (A) the Company or any of its Subsidiaries and (B) any of their respective current or former directors and officers or any Person serving or who served as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, pension, employee benefit plan or other enterprise at the request of the Company or any of its Subsidiaries, in each case, prior to the Effective Time (collectively, the “Indemnified Persons”), and (ii) indemnification, expense advancement and exculpation provisions in the certificate of incorporation and bylaws (and any other governing documents), as applicable, of the Company or its applicable Subsidiaries in effect as of the date of this Agreement. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and bylaws (and any other governing documents), as applicable, of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses with respect to any acts or omissions occurring or alleged to have occurred at or prior to the Effective Time that are no less favorable, in the aggregate, than the indemnification, exculpation and advancement of expenses provisions contained in the certificate of incorporation and bylaws (and any other governing documents), as applicable, of the Company and its Subsidiaries as of the date hereof, and during such six (6) year period, such provisions shall not be repealed, amended or otherwise modified in any manner materially adverse to the Indemnified Persons except as required by applicable Law.

(b) Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company shall purchase a six (6) year “tail” prepaid directors’ and officers’ liability, employment practices liability and fiduciary liability insurance (the “D&O Tail Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each Indemnified Person on terms and conditions (including with respect to limits and retentions) no less favorable than the Company’s directors’ and officers’ liability, employment practices liability and fiduciary liability insurance existing immediately prior to the date hereof (the “Current D&O Insurance,” true, accurate and complete copies of which have been made available to Parent) or, if such insurance coverage that is no less favorable is unavailable, the best available coverage; provided, however, that if the D&O Tail Insurance is not available at an aggregate cost not greater than 300% of the last annual premium paid prior to the date hereof for the Current D&O Insurance (the “Maximum Amount”), then, prior to the Effective Time, the Company shall obtain as much comparable insurance as can be obtained at a cost up to but not exceeding the Maximum Amount. The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) maintain such “tail” insurance in full force and effect and continue to honor their respective obligations during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time.

(c) Notwithstanding anything herein to the contrary, if any Indemnified Person notifies the Parent, Surviving Corporation or its Subsidiaries on or prior to the sixth (6th) anniversary of the Effective Time that a claim, action, suit, proceeding, investigation, arbitration or inquiry (whether arising before, at or after the Effective Time) has been made against or involves such Indemnified Person, the provisions of this Section 6.7 shall continue in full force and effect with respect to such claim, action, suit, proceeding, investigation arbitration or inquiry until the final disposition thereof.

(d) In the event that Parent, the Surviving Corporation or its Subsidiaries (or any of its successors or assigns) (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties or assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent, the Surviving Corporation and its Subsidiaries, as applicable, shall assume all of the obligations thereof set forth in this Section 6.7.

(e) This Section 6.7 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by, the Indemnified Persons and their respective heirs and legal representatives, and shall not be terminated or modified in such a manner as to adversely affect in any material respect any Indemnified Person without the written consent of such affected Indemnified Person. The rights provided under this Section 6.7 are in addition to, and shall not be deemed to be exclusive of, any other rights to which any Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise.

6.8 Employee Matters.

(a) For a period of twelve months following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) provide to each Continuing Employee for so long as he or she remains in the employment of the Surviving Corporation and its Subsidiaries: (i) a base salary or wage rate, as applicable, and annual cash incentive opportunity that, in each case, is not less than the base salary or wage rate (as applicable) and annual incentive opportunity, respectively, provided to such Continuing Employee immediately prior to the Effective Time; and (ii) other compensation and employee benefits that are substantially comparable in the aggregate to either, at Parent’s election, (A) the other compensation and employee benefits (excluding any equity-based compensation, defined benefit pensions or post-employment health or welfare benefits, and retention, change in control or other one-off payments or benefits) provided to such Continuing Employee immediately prior to the Effective Time or (B) the other compensation and employee benefits provided to similarly situated employees (but subject to Section 6.8(b) and excluding any grandfathered benefits closed to new hires) of Parent and its Affiliates.

(b) To the extent that a Plan or any other employee benefit plan or other compensation or severance arrangement of the Parent, the Surviving Corporation or any of their respective Subsidiaries (together, the “New Plans”) is made available to any Continuing Employee on or following the Effective Time, Parent shall cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time (i) for purposes of vesting (but not eligibility or benefit accrual) under Parent’s defined benefit pension plan, (ii) for purposes of eligibility and benefit accrual for vacation under Parent’s vacation program, (iii) for purposes of eligibility to participate in any health or welfare plan maintained by Parent (other than any post-employment health or post-employment welfare plan) and the Parent 401(k) plans and (iv) unless covered under another arrangement with or of the Company or any of its Subsidiaries, for benefit calculation purposes under Parent’s severance plan; provided, however, that in the case of each of clauses (i), (ii), (iii) and (iv), such service need not be credited to the extent that (A) such service is not taken into account under the analogous Plans before the Effective Time (as reflected in the records of the applicable Plan); or (B) it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, Parent shall use commercially reasonable efforts to (or shall cause the Surviving Corporation to use commercially reasonable efforts to) ensure that (I) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under any such New Plan replaces coverage under a comparable Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”) and (II) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan will be waived for such Continuing Employee and his or her covered dependents to the extent they did not apply to the Continuing Employee under the corresponding Old Plan and any eligible expenses incurred by such Continuing Employee and his or her covered dependents during any unfinished portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins will be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. For the avoidance of doubt, neither Parent nor any of its Affiliates shall be required to take any action to the extent Parent determines that such action could make a Continuing Employee (or eligible dependent) ineligible for a benefit (for example, if credit for past contributions would make the Continuing Employee ineligible for health savings account contributions from Parent).

(c) Prior to making any broad-based written or material oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefits to be provided to employees at or following the Closing (other than any such communications consistent in all material respects with prior communications made by the Company or Parent), including the treatment of Company Equity Awards, the Company shall provide Parent with a copy of the intended communication, and Parent shall have a reasonable period of time to review and comment on the communication which comments will be considered by the Company and its Subsidiaries in good faith.

(d) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Company, the Surviving Corporation or their respective Subsidiaries to terminate, any Continuing Employee for any reason, (ii) constitute an amendment to any Plan or any other compensation or benefit plan, program, policy, agreement or arrangement, (iii) require Parent, the Company, the Surviving Corporation or their respective Subsidiaries to continue any Plan or prevent the amendment, modification or termination thereof after the Effective Time or (iv) create any obligation of the parties to any Person (other than the other parties hereto) with respect to any employee compensation or benefit plan, program, policy, agreement or arrangement. The provisions of this Section 6.8 are solely for the benefit of the parties to this Agreement. No Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third party beneficiary of this Section 6.8, and no provision of this Section 6.8 shall create such rights in any such Persons.

6.9 Obligations of Merger Sub. Parent shall cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement before and after the Effective Time, as applicable (including, with respect to Merger Sub, to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement).

6.10 Certain Litigation. The Company shall promptly advise Parent of any Legal Proceeding commenced after the date hereof against the Company and/or any of its directors (in their capacity as such) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the Transactions, and shall keep Parent reasonably informed regarding any such Legal Proceeding. The Company shall give Parent the opportunity to consult with the Company regarding, or participate in, but not control, the defense or settlement of any such Legal Proceeding. The Company may not enter into any settlement agreement in respect of such Legal Proceeding against the Company and/or its directors or officers relating to this Agreement or any of the Transactions without Parent’s prior written consent (which consent shall not to be unreasonably withheld, conditioned or delayed). In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.10 and Section 5.1 or Section 6.1, this Section 6.10 will control.

6.11 Delisting. Each of the parties agrees to cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist the Company Shares from NASDAQ and terminate its registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time.

6.12 Preparation of the Proxy Statement; Company Stockholders’ Meeting.

(a) As promptly as reasonably practicable after the execution of this Agreement and subject to applicable Law, the Company shall prepare the Proxy Statement in preliminary form and file it with the SEC. Subject to Section 5.3, the Board of Directors of the Company shall make the Company Board Recommendation to the Company Stockholders and shall include such recommendation in the Proxy Statement. Parent shall provide to the Company all information concerning Parent, Merger Sub and their respective Affiliates as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC as may be reasonably requested by the Company from time to time. The Company shall cause the Proxy Statement to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NASDAQ. Each of the Company, Parent and Merger Sub shall correct any information provided by it for use in the Proxy Statement as promptly as reasonably practicable if and to the extent such information contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company shall notify Parent promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement and shall supply Parent with copies of all written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve any such comments with the SEC, and shall use reasonable best efforts to cause the Proxy Statement to be disseminated to its stockholders as promptly as reasonably practicable after receipt of confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement. Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the Company Stockholders, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and to propose comments on such document or response, which the Company shall consider in good faith.

(b) Notwithstanding any Company Board Recommendation Change but subject to Section 6.12(a) and applicable Law and to the extent not prohibited by any Order, the Company shall take all necessary actions in accordance with applicable Law, the certificate of incorporation or bylaws of the Company and the rules of NASDAQ to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment, recess or postponement thereof, the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval, as promptly as practicable following receipt of confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement. The Company shall solicit from the Company Stockholders proxies in favor of the adoption of this Agreement in accordance with the DGCL and, unless the Board of Directors of the Company has effected a Company Board Recommendation Change in accordance with Section 5.3, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval at the Company Stockholders’ Meeting. Notwithstanding anything to the contrary contained in this Agreement, the Company may, after consultation with Parent but in its sole discretion, adjourn, recess or postpone the Company Stockholders’ Meeting (i) to allow reasonable additional time for the filing or mailing of any supplement or amendment to the Proxy Statement that the Company has determined is reasonably likely to be required under applicable Law and for such supplement or amendment to be disseminated and reviewed by the Company Stockholders in advance of the Company Stockholders’ Meeting, (ii) to the extent required by a court of competent jurisdiction in connection with any Legal Proceedings in connection with this Agreement or the Transactions, (iii) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting or (iv) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval (including at the reasonable request of Parent in connection with the foregoing); provided that, in the case of clauses (i), (iii) or (iv), without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company Stockholders’ Meeting will not be postponed or adjourned (x) by more than 30 days after the date on which the Company Stockholders’ Meeting was originally scheduled or (y) to a date that is less than five (5) Business Days prior to the Termination Date.

(c) Nothing in this Section 6.12 shall be deemed to prevent the Company or the Board of Directors of the Company or any duly authorized committee thereof from taking any action they are permitted or required to take under, and in compliance with, Section 5.2, Section 5.3 or applicable Law.

6.13 Notice of Certain Events. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such party from any Person alleging that the Consent of such Person is or may be required in connection with any of the Transactions, if the subject matter of such communication or the failure of such party to obtain such Consent could be material to the Company, the Surviving Corporation or Parent, (ii) of any Legal Proceeding commenced or, to any party’s Knowledge, threatened against, such party or any of its Affiliates or otherwise relating to such party or any of its Affiliates, in each case relating to any of the Transactions and (iii) if it obtains Knowledge of, or otherwise becomes aware of (A) any breach by such party of its representations, warranties and covenants hereunder and (B) in the case of the Company, of any Effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or would reasonably be excepted to prevent, materially delay or materially impair the ability of the Company to fulfill its obligations under this Agreement or consummate the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.13 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any party. Notwithstanding anything to the contrary in this Agreement, the failure to deliver any such notice, in and of itself, shall not affect any of the conditions to the Merger (or cause any such conditions to fail to be satisfied) or give rise to any right to terminate under Article VIII.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Law) at or prior to the Closing of each of the following conditions:

(a) No Legal Prohibition. No Governmental Authority of competent jurisdiction in a jurisdiction where Parent or any of its Subsidiaries, or the Company or any of its Subsidiaries operates their respective businesses or own any material assets (a “Specified Governmental Authority”) shall have (a) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Effective Time and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger or (b) issued or granted any Order that is in effect as of immediately prior to the Effective Time and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger.

(b) Regulatory Approval. The waiting period (and extensions thereof) applicable to consummation of the Merger under the HSR Act and any voluntary agreement between Parent and the Company, on the one hand, and the FTC and the DOJ, on the other hand, entered into in compliance with the last sentence of Section 6.2(c) pursuant to which Parent and the Company have agreed not to consummate the Merger shall have expired or been terminated.

(c) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver by Parent (where permissible under applicable Law) at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company (i) contained in Section 3.9(a) shall be true and correct in all respects as of the Closing Date as though made as of the Closing Date, (ii) contained in Section 3.2(a) (except for the last sentence thereof), the first sentence of Section 3.2(b) and Section 3.2(c) shall be true and correct in all respects as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any de minimis inaccuracies, (iii) contained in the first and third sentences of Section 3.1(a), the last sentence of Section 3.2(a), Section 3.2(b) (except for the first sentence thereof), Section 3.2(d), Section 3.2(e), Section 3.2(f), Section 3.2(g), Section 3.3, Section 3.4, Section 3.5, Section 3.11 and Section 3.26 shall be true and correct (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) in all material respects as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iv) contained in Article III (other than the representations and warranties listed in the immediately preceding clauses (i), (ii) and (iii)) shall be true and correct (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) in all respects as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except where the failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Compliance with Covenants. The Company shall have complied with or performed in all material respect any agreement or covenant to be performed, or complied with, by it under this Agreement at or prior to the Effective Time.

(c) No Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have arisen or occurred that is continuing as of immediately prior to the Effective Time.

(d) Officer’s Certificate. The Company shall have delivered to Parent a certificate, signed on behalf of the Company by its chief executive officer, certifying that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied.

(e) Pending Legal Proceedings. No Legal Proceeding shall be pending under any Antitrust Law brought by any Governmental Authority as contemplated by Section 7.2(e) of the Company Disclosure Letter.

7.3 Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction or waiver by the Company (where permissible under applicable Law) at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in Article IV shall be true and correct (without giving effect to any qualification as to “materiality” set forth therein) in all respects as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger.

(b) Compliance with Covenants. Each of Parent and Merger Sub shall have complied with or performed in all material respect any agreement or covenant to be performed, or complied with, by it under this Agreement at or prior to the Effective Time.

(c) Officer’s Certificate. Parent shall have delivered to the Company a certificate, signed on behalf of Parent and Merger Sub by an executive officer of Parent, certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination Prior to the Acceptance Time. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 8.1 shall give prompt written notice of such termination to the other party or parties hereto and that any termination by Parent also shall be a termination by Merger Sub):

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Effective Time shall not have occurred on or before July 5, 2024 (the “Termination Date”); provided, however, that if on the original Termination Date any of the conditions set forth in Section 7.1(a) (solely in respect of any Antitrust Law or Order under any Antitrust Law), Section 7.1(b) or Section 7.2(e) shall not have been satisfied or waived, then the Termination Date shall be automatically extended to October 7, 2024 (and all references to the Termination Date herein shall be as so extended); provided, further, that if, on the Termination Date as extended by the immediately preceding proviso, any of the conditions set forth in Section 7.1(a) (solely in respect of any Antitrust Law or Order under any Antitrust Law), Section 7.1(b) or Section 7.2(e) shall not have been satisfied or waived, then the Termination Date shall be automatically extended to January 6, 2025 (and all references to the Termination Date herein shall be as so extended); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party hereto (which shall include, in the case of Parent, Parent and Merger Sub) whose material breach of its representations, warranties or obligations under this Agreement has been a principal cause of or resulted in the failure of the Effective Time to occur on or before the date of such termination;

(ii) if there exists any Law or Order having the effect set forth in Section 7.1(a) (which, in each case, has become final and non-appealable); provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party hereto (which shall include, in the case of Parent, Parent and Merger Sub) whose material breach of its representations, warranties or obligations under this Agreement shall have been the principal cause of or resulted in the existence of such Law or Order or to any party that has failed to use its reasonable best efforts as required by Section 6.1 (subject to Section 6.2(b)) to remove such Law or Order; or

(iii) if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;

(c) by the Company, in the event that:

(i) (A) the Company is not in breach of this Agreement such that Parent has the right to terminate this Agreement pursuant to Section 8.1(d)(i), (B) Parent and/or Merger Sub shall have breached or otherwise failed to perform any of their respective covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have become or been inaccurate, which in either case would give rise to the failure of any of the conditions set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (if such condition were tested as of the date of such breach, failure to perform or inaccuracy), and (C) such breach, failure to perform or inaccuracy is not capable of being cured by the Termination Date or is not cured within twenty (20) Business Days following the Company’s delivery of written notice to Parent of such breach, failure to perform or inaccuracy; or

(ii) prior to obtaining the Company Stockholder Approval, the Company Board shall have determined to terminate this Agreement in accordance with the terms set forth in Section 5.3 in order to concurrently with such termination enter into a definitive agreement with respect to a Superior Proposal; provided that (A) the Company has complied in all material respects with the terms of Section 5.2 and Section 5.3 with respect to such Superior Proposal, and (B) concurrently with and as a condition to such termination, the Company Board pays Parent the Termination Fee payable to Parent pursuant to Section 8.3(b)(ii); or

(d) by Parent in the event that:

(i) (A) Parent and Merger Sub are not in breach of this Agreement such that the Company has the right to terminate this Agreement pursuant to Section 8.1(c)(i), (B) the Company shall have breached or failed to perform any of its covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of the Company set forth in this Agreement shall have been or become inaccurate, which in either case would give rise to the failure of any of the conditions set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (if such condition were tested as of the date of such breach, failure to perform or inaccuracy), and (C) such breach, failure to perform or inaccuracy is not capable of being cured by the Termination Date or is not cured within twenty (20) Business Days following Parent’s delivery of written notice to the Company of such breach, failure to perform or inaccuracy; or

(ii) (A) a Company Board Recommendation Change shall have occurred or (B) following receipt by the Company of an Acquisition Proposal that is publicly announced or otherwise publicly known, the Company shall have failed to publicly reaffirm the Company Board Recommendation within five (5) Business Days of receipt of a written request by Parent to provide such reaffirmation.

8.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 shall be effective immediately upon the delivery of written notice by the terminating party to the other party or parties hereto, as applicable, specifying the provision or provisions pursuant to which such termination is being effected. In the event of the proper and valid termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect and there shall be no liability of any party or parties hereto (or any director, officer, employee, Affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the last sentence of Section 6.5, this Section 8.2, Section 8.3 and Article IX and the terms of Confidentiality Agreement, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from any liability or damage resulting from any Fraud or Willful Breach of this Agreement that occurs prior to such termination.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated.

(b) Termination Fee. The Company shall pay to Parent $70,000,000 (the “Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, in the event that:

(i) (A) this Agreement is terminated by Parent or the Company pursuant to (1) Section 8.1(b)(i) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the last proviso to Section 8.1(b)(i)) or (2) Section 8.1(b)(iii); (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, an Acquisition Proposal shall have been publicly announced or shall have become publicly disclosed or publicly known and such Acquisition Proposal has not been publicly and unconditionally withdrawn prior to the date that is five (5) Business Days prior to (1) in the case of clause (A)(1), such termination of this Agreement or (2) in the case of clause (A)(2), the Company Stockholders’ Meeting; and (C) within twelve (12) months following such termination of this Agreement, (x) the Company enters into a definitive agreement with any third party with respect to an Acquisition Transaction or (y) an Acquisition Transaction is consummated; in which case the Termination Fee shall be payable within two (2) Business Days after the earlier of the events in clause (C)(x) or (y);

(ii) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii), in which case the Termination Fee shall be payable concurrently with and as a condition to the effectiveness of such termination; or

(iii) this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii), in which case the Termination Fee shall be payable within two (2) Business Days after such termination.

For purposes of the references to an “Acquisition Proposal” or an “Acquisition Transaction” in Section 8.3(b)(i), all references to “twenty percent (20%)” or “eighty percent (80%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “fifty percent (50%).”

(c) Single Payment Only. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Termination Fee on more than one (1) occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d) Transfer Taxes. Except as expressly provided in Section 2.8(d), all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees incurred in connection with the Transactions shall be paid by Parent and Merger Sub when due and expressly shall not be a liability of holders of Company Shares.

(e) Termination Fee as Sole and Exclusive Remedy. The parties acknowledge that the agreements contained in Section 8.3(b) are an integral part of the Transactions and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to Section 8.3(b), then (i) the Company shall reimburse Parent for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket disbursements and fees of outside legal counsel) incurred in the collection of such overdue amount, including in connection with any related Legal Proceedings, and (ii) the Company shall pay to Parent interest on the amount payable pursuant to Section 8.3(b) from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. The payment by the Company of the Termination Fee pursuant to Section 8.3(b), and, if applicable, any payments under this Section 8.3(e), shall be the sole and exclusive remedy of Parent and Merger Sub in the event of termination of this Agreement under circumstances requiring the payment of a Termination Fee pursuant to Section 8.3(b) for any and all losses or damages suffered or incurred by Parent or any of its Affiliates or Representatives in connection with this Agreement and the Transactions (and the termination thereof or any matter forming the basis for such termination), including the Merger; provided, however, that nothing in this Section 8.3(e) shall limit the rights or remedies of Parent or any of its Affiliates under Section 9.8(b) or in the case of Fraud or Willful Breach.

8.4 Amendment. To the extent permitted by applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the Company Stockholders without such approval.

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto (it being agreed that any extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub) may, to the extent permitted by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver (it being agreed that any agreement to an extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub) shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time or are to be performed (in whole or in part) following the Effective Time shall survive the Effective Time in accordance with their respective terms.

9.2 Notices. All notices and other communications hereunder shall be in writing and delivered by email, and shall be deemed to have been duly delivered and received hereunder on the date of dispatch by the sender thereof (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto), in each case, to the intended recipient as set forth below (or to such other recipient as designated in a written notice to the other parties hereto in accordance with this Section 9.2):

(a)	if to Parent or Merger Sub, to:

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, NJ 08933

To the attention of the individuals and at the email addresses specified in Section 9.2(a) of the Parent Disclosure Letter with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York City, NY 10019

Attention:   Robert I. Townsend, III

Sanjay Murti

Jin-Kyu Baek

Email:        [***]

[***]

[***]

(b)	if to the Company, to:

Ambrx Biopharma, Inc.

10975 North Torrey Pines Road

La Jolla, CA 92037

Attention:   Jared Kelly

Email:        [***]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street

Boston, MA 02116

Attention:   Graham Robinson

Chadé Severin

Email:         [***]

[***]

9.3 Assignment. No party may assign (by operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent and Merger Sub may assign all or any of their rights and obligations under this Agreement to any Affiliate of Parent; provided that no such assignment shall relieve the assigning party of its obligations under this Agreement if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement will be void ab initio.

9.4 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Janssen Research & Development, LLC, an Affiliate of Parent, and the Company have previously executed a Confidential Disclosure Agreement, dated as of July 21, 2023 (as amended, the “Confidentiality Agreement”), which will continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto; provided that the Company hereby waives the obligations of Parent and its Affiliates under any explicit or implicit “standstill” provisions therein.

9.5 Entire Agreement. This Agreement (including any schedules, annexes and exhibits hereto) and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, the Parent Disclosure Letter and the Annexes hereto, and the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.6 Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except (a) as set forth in or contemplated by the terms and provisions of Section 6.7 and (b) from and after the Effective Time, the rights of Company Stockholders and the holders of other Company Equity Awards to receive the Merger Consideration, Option Consideration or RSU Consideration, as applicable, as provided in Article II.

9.7 Severability. In the event that any term or other provision of this Agreement, or the application thereof, is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be effected as originally contemplated to the fullest extent possible.

9.8 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach by the Company, on the one hand, or Parent and/or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled (without proof of actual damages or otherwise or posting or securing any bond) to an injunction or injunctions to prevent or restrain breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and Parent and Merger Sub, on the other hand, hereby agree not to oppose the availability of the equitable remedy of specific performance on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity.

9.9 Governing Law. This Agreement, including any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance thereof or the Transactions, shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

9.10 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the Transactions, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court sitting in New Castle County within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the Transactions, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the Transactions shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court sitting in New Castle County within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the Transactions in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.11 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.12 Disclosure Letter References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

9.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

JOHNSON & JOHNSON

By:	/S/ NAUMAN SHAH
Name:	Nauman Shah
Title:	Global Head, Innovative Medicine Business Development, Licensing & Acquisitions

CHARM MERGER SUB, INC.

By:	/S/ WILLIAM E. KORBICH, JR.
Name: William E. Korbich, Jr.
Title:	Director

AMBRX BIOPHARMA, INC.

By:	/S/ DANIEL O’CONNOR
Name:	Daniel O’Connor
Title:	President and Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

ANNEX A

CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

1.	The name of the corporation is: Ambrx Biopharma, Inc. (the “Corporation”).

2.

The address of the registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent at such address is: The Corporation Trust Company.

3.	The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Laws of Delaware.

4.	The total number of shares of stock, which the Corporation shall have authority to issue, is 100 shares of common stock, par value $0.0001 per share.

5.	The Corporation is to have perpetual existence.

6.	In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

7.

To the fullest extent that the laws of the State of Delaware, as they exist on the date hereof or as they may hereafter be amended, permit the limitation or elimination of the liability of directors or officers, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for damages for breach of any duty owed to the Corporation or its stockholders. Neither the amendment or repeal of this provision nor the adoption of any provision of this Certificate of Incorporation which is inconsistent with this provision shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any act or omission of such director or officer occurring prior to such amendment, repeal or adoption.

8.

The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director

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or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors. The right of directors and officers to indemnification conferred by this paragraph 8 shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this paragraph 8. The Corporation may, to the extent authorized from time to time by the board of directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this paragraph 8 to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this paragraph 8 shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any right to indemnification or to advancement of expenses arising under this paragraph 8 shall not be eliminated or impaired by an amendment to, or repeal or elimination of, this paragraph 8 after the occurrence of the act or omission that is the subject of any proceeding for which indemnification or advancement of expenses is sought.

9.	Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

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